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Filed pursuant to Rules 424(b)(3)
Registration Statement File No. 333-104489

PROSPECTUS SUPPLEMENT DATED NOVEMBER 4, 2003
TO
PROSPECTUS DATED APRIL 18, 2003

DADE BEHRING INC.

This prospectus supplement should be read in conjunction with our prospectus dated April 18, 2003, and in particular "Risk Factors" beginning on page 9 thereof.

This prospectus supplement includes the attached Quarterly Report on Form 10-Q of our parent company, Dade Behring Holdings, Inc., filed with the Securities and Exchange Commission on November 4, 2003.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

FOR QUARTERLY AND TRANSITION REPORTS
PURSUANT TO SECTIONS 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended September 30, 2003
OR
☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission file number 000-50010

DADE BEHRING HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	36-3989270 (I.R.S. Employer Identification No.)
1717 DEERFIELD ROAD, DEERFIELD ILLINOIS (Address of Principal Executive Offices)	60015 (Zip Code)

(847) 267-5300
(Registrant's telephone number, including area code)

        Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

        Indicate by check mark whether the registrant is an accelerated filer (as defined in Exchange Act Rule 12b-2). Yes ☐ No ☒

APPLICABLE ONLY TO REGISTRANTS INVOLVED IN BANKRUPTCY
PROCEEDINGS DURING THE PRECEDING FIVE YEARS:

        Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13, or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes ☒ No ☐

        Number of Shares of Common Stock, par value $0.01 per share, Outstanding at October 30, 2003: 40,824,474.

DADE BEHRING HOLDINGS, INC.
SEPTEMBER 30, 2003 FORM 10-Q—TABLE OF CONTENTS

		PAGE
PART I	FINANCIAL INFORMATION
Item 1.	Financial Statements	3
	Condensed Consolidated Balance Sheets as of September 30, 2003 (unaudited) and December 31, 2002 (Successor Company)	3
	Condensed Consolidated Statements of Operations and Comprehensive Income (unaudited) for the quarters ended September 30, 2003 (Successor Company) and September 30, 2002 (Predecessor Company)	4
	Condensed Consolidated Statements of Operations and Comprehensive Income (unaudited) for the nine-months ended September 30, 2003 (Successor Company) and September 30, 2002 (Predecessor Company)	5
	Condensed Consolidated Statement of Changes in Shareholders' Equity for the nine-months ended September 30, 2003 (unaudited) (Successor Company)	6
	Condensed Consolidated Statements of Cash Flows (unaudited) for the nine-months ended September 30, 2003 (Successor Company) and September 30, 2002 (Predecessor Company)	7
	Notes to Condensed Consolidated Financial Statements (unaudited)	8
Item 2.	Management's Discussion and Analysis of Financial Condition and Results of Operations	27
Item 3.	Quantitative and Qualitative Disclosures About Market Risk	35
Item 4.	Controls and Procedures	35
PART II	OTHER INFORMATION
Item 6.	Exhibits and Reports on Form 8-K	36
	Signature	37

PART I

ITEM 1. FINANCIAL STATEMENTS.

Dade Behring Holdings, Inc.

Condensed Consolidated Balance Sheets

	Successor Company	Successor Company
	September 30, 2003	December 31, 2002
	(unaudited)
	(Dollars in millions, except share-related data)
Assets
Current assets:
Cash and cash equivalents	$66.2	$35.5
Restricted cash	3.2	7.9
Accounts receivable, net	277.0	289.7
Inventories	184.6	174.3
Prepaid expenses	18.0	18.9
Deferred income taxes	0.4	0.4

Total current assets	549.4	526.7
Property, plant and equipment, net	402.7	390.5
Debt issuance costs, net	12.0	14.0
Deferred income taxes	9.4	3.5
Identifiable intangible assets, net	406.4	414.3
Goodwill	517.6	543.0
Other assets	27.9	26.8

Total assets	$1,925.4	$1,918.8

Liabilities and Shareholders' Equity
Current liabilities:
Short-term debt	$3.5	$6.1
Current portion of long-term debt	—	5.0
Accounts payable	75.7	76.8
Accrued liabilities	246.9	228.5

Total current liabilities	326.1	316.4
Long-term debt	692.3	760.7
Deferred income taxes	115.3	122.6
Other liabilities	141.5	131.0

Total liabilities	1,275.2	1,330.7

Commitments and contingencies
Shareholders' equity:
Successor Company Common Stock: $.01 par value; 65,000,000 and 50,000,000 shares authorized at September 30, 2003 and December 31, 2002, respectively; 40,329,992 and 39,929,479 shares issued and outstanding at September 30, 2003 and December 31, 2002, respectively	0.4	0.4
Additional paid-in capital	649.6	643.1
Unearned stock-based compensation	(0.1)	—
Accumulated deficit	(13.0)	(48.6)
Accumulated other comprehensive income (loss)	13.3	(6.8)

Total shareholders' equity	650.2	588.1

Total liabilities and shareholders' equity	$1,925.4	$1,918.8

The accompanying notes are an integral part of the condensed consolidated financial statements.

Dade Behring Holdings, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income

	Successor Company	Predecessor Company
	Quarter Ended September 30, 2003	Quarter Ended September 30, 2002
	(unaudited)	(unaudited)
	(Dollars in millions, except per share data)
Net sales	$340.4	$310.2
Cost of goods sold	159.1	162.8

Gross profit	181.3	147.4
Operating costs and expenses:
Marketing and administrative expenses	116.9	115.8
Research and development expenses	30.3	24.1
Cost reduction programs expense	—	1.0
Restructuring expense, net	—	(4.2)

Income from operations	34.1	10.7
Other income (expense):
Interest expense	(19.1)	(29.0)
Interest income	0.6	1.0
Balance sheet restructuring costs	—	(8.7)
Foreign exchange gain (loss)	0.1	(0.4)
Other	(0.5)	(0.2)

Income (loss) before reorganization costs and income tax	15.2	(26.6)
Reorganization costs	—	(35.4)

Income (loss) before income tax	15.2	(62.0)
Income tax expense	5.4	17.5

Net income (loss)	9.8	(79.5)

Other comprehensive income (loss), net of income tax:
Minimum pension liability adjustments	—	(14.3)
Foreign currency translation adjustments	4.0	(5.6)
Net income (loss) on derivative instruments	2.4	(0.6)

Other comprehensive income (loss), net of income tax	6.4	(20.5)

Comprehensive income (loss)	$16.2	$(100.0)

Basic net income per Successor Company common share:	$0.24
Diluted net income per Successor Company common share:	$0.23
Basic and diluted net loss per Predecessor Company Class L and Common shares:		$(1.61)

The accompanying notes are an integral part of the condensed consolidated financial statements.

Dade Behring Holdings, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income

	Successor Company	Predecessor Company
	Nine-months Ended September 30, 2003	Nine-months Ended September 30, 2002
	(unaudited)	(unaudited)
	(Dollars in millions, except per share data)
Net sales	$1,044.8	$934.4
Cost of goods sold	492.2	467.5

Gross profit	552.6	466.9
Operating costs and expenses:
Marketing and administrative expenses	351.5	322.9
Research and development expenses	86.6	65.3
Cost reduction programs expense	—	2.9
Restructuring expense, net	—	(2.8)

Income from operations	114.5	78.6
Other income (expense):
Interest expense	(59.5)	(91.9)
Interest income	2.4	2.7
Balance sheet restructuring costs	—	(21.2)
Foreign exchange loss	(0.3)	(1.8)
Other	(1.1)	(2.7)

Income (loss) before reorganization costs, income tax and cumulative effect of change in accounting principle	56.0	(36.3)
Reorganization costs	—	(35.4)

Income (loss) before income tax and cumulative effect of change in accounting principle	56.0	(71.7)
Income tax expense	20.4	20.1

Income (loss) before cumulative effect of change in accounting principle	35.6	(91.8)
Cumulative effect of change in accounting principle, net of tax	—	20.0

Net income (loss)	35.6	(71.8)

Other comprehensive income (loss), net of income tax:
Minimum pension liability adjustments	—	(14.3)
Foreign currency translation adjustments	24.2	2.2
Net loss on derivative instruments	(4.1)	(0.5)

Other comprehensive income (loss), net of income tax	20.1	(12.6)

Comprehensive income (loss)	$55.7	$(84.4)

Basic net income per Successor Company common share:	$0.89
Diluted net income per Successor Company common share:	$0.85
Basic and diluted (loss) income per Predecessor Company Class L and Common shares:
Loss before cumulative effect of change in accounting principle		$(1.88)
Cumulative effect of change in accounting principle		0.40

Net loss per share		$(1.48)

The accompanying notes are an integral part of the condensed consolidated financial statements.

Dade Behring Holdings, Inc.

Condensed Consolidated Statement of Changes in Shareholders' Equity

(Unaudited)

(Dollars in millions, except share-related data)

	Common Stock					Accumulated Other Comprehensive Income (Loss)
			Additional Paid-in Capital	Unearned Stock-Based Compensation	Accumulated Deficit		Total Shareholders' Equity
	Shares	Amount
Balance at December 31, 2002	39,929,479	$0.4	$643.1	$—	$(48.6)	$(6.8)	$588.1
Net income	—	—	—	—	35.6	—	35.6
Issuance of stock	70,588	—	1.3	—	—	—	1.3
Issuance of stock options	—	—	0.3	(0.3)	—	—	—
Exercise of stock options	329,925	—	4.9	—	—	—	4.9
Amortization of unearned stock-based compensation	—	—	—	0.2	—	—	0.2
Net loss on derivative instruments, net of income taxes	—	—	—	—	—	(4.1)	(4.1)
Foreign currency translation adjustment	—	—	—	—	—	24.2	24.2

Balance at September 30, 2003	40,329,992	$0.4	$649.6	$(0.1)	$(13.0)	$13.3	$650.2

The accompanying notes are an integral part of the condensed consolidated financial statements.

Dade Behring Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

	Successor Company	Predecessor Company
	Nine-months Ended September 30, 2003	Nine-months Ended September 30, 2002
	(Unaudited)	(Unaudited)
	(Dollars in millions)
Operating Activities:
Net income (loss)	$35.6	$(71.8)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Cumulative effect of change in accounting principle	—	(20.0)
Depreciation and amortization expense	99.7	86.5
Net loss on disposal of fixed assets	2.4	5.8
Stock-based compensation expense	1.5	1.0
Deferred income taxes	14.6	4.8
Changes in balance sheet items:
Accounts receivable, net	32.2	(6.0)
Inventories	(1.4)	17.6
Prepaid expenses	1.6	(0.2)
Accounts payable	(5.1)	(13.8)
Accrued liabilities	2.5	36.7
Other, net	(17.6)	15.4

Net cash flow provided by operating activities	166.0	56.0

Investing Activities:
Capital expenditures	(71.5)	(65.2)
Decrease (increase) in restricted cash	5.6	(4.6)

Net cash flow utilized for investing activities	(65.9)	(69.8)

Financing Activities:
Net (repayments) borrowings related to short-term debt	(2.7)	6.1
Repayments of borrowings under new bank credit agreement	(75.4)	—
Proceeds from exercise of stock options	4.9	—
Repayments of borrowings related to former revolving credit facility	—	(6.2)
Repayments of borrowings under former bank credit agreement	—	(17.5)

Net cash flow utilized for financing activities	(73.2)	(17.6)

Effect of foreign exchange rates on cash	3.8	1.7

Net increase (decrease) in cash and cash equivalents	30.7	(29.7)
Cash and Cash Equivalents:
Beginning of Period	35.5	86.8

End of Period	$66.2	$57.1

The accompanying notes are an integral part of the condensed consolidated financial statements.

Dade Behring Holdings, Inc.

Notes To Condensed Consolidated Financial Statements (unaudited)

1.    Organization, Business and Plan of Reorganization

        Dade Behring Holdings, Inc., was incorporated in the State of Delaware on September 23, 1994 and owns all the capital stock of its subsidiary, Dade Behring Inc. ("DBI"), formerly Dade International Inc. (collectively, the "Company"). The Company develops, manufactures and markets in vitro diagnostic ("IVD") equipment, reagents, consumable supplies and services worldwide.

        Prior to the reorganization described below, Bain Capital, Inc., GS Capital Partners, L.P. (an affiliate of Goldman Sachs Group, L.P.), their respective related investors, Aventis S.A. and certain of its affiliates ("Aventis S.A.") and the management of the Company owned substantially all the capital stock of the Company.

        On August 1, 2002, Dade Behring Holdings, Inc. and certain of its wholly-owned direct and indirect domestic subsidiaries, including DBI, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code, as amended, with the United States Bankruptcy Court for the Northern District of Illinois ("Bankruptcy Court"). The companies party to the bankruptcy proceedings are collectively referred to as the "Debtors." On August 1, 2002, the Debtors filed their Disclosure Statement for their Joint Chapter 11 Plan of Reorganization ("POR"). No other subsidiaries of Dade Behring Holdings, Inc., which primarily operate outside of the United States, filed for relief under the United States Bankruptcy Code. On September 18, 2002, the Bankruptcy Court confirmed the POR. All conditions under the confirmation of the POR were subsequently met, and the POR became effective on October 3, 2002, resulting in the Debtors effecting a new capital structure. The POR and associated new senior credit agreement / capital structure provided for the following:

  •
  A restructuring of the Company's debt occurred that reduced the principal amount of the Company's outstanding indebtedness by approximately $678.2 million and converted that debt into equity. This was accomplished by retiring existing senior debt and 11 1/8% senior subordinated notes, issuing approximately 40,000,000 shares of new common stock (50,000,000 shares were initially authorized; 65,000,000 shares are currently authorized), and replacing the old debt with the new debt described below. The new common stock was issued to the holders of existing senior debt, senior subordinated notes and management.

  •
  All preferred and common stock existing prior to the filing of the POR, as well as all options, warrants, and rights to purchase or otherwise receive common stock existing prior to the filing of the POR were canceled.

  •
  Management incentive plans were established that provided for issuing new common stock and granting new stock option awards to employees, which are described in the notes to the December 31, 2002 consolidated financial statements included in the Company's 2002 Annual Report on Form 10-K. See Note 9, "Subsequent Events," for further discussion.

  •
  A new senior revolving credit facility in the amount of $125 million and a new senior term loan facility of $450 million (both of which include the ability to borrow a portion in Euros) were established. The term loan facility has been subsequently amended; see Note 9, "Subsequent Events." New 11.91% senior subordinated notes of $315.3 million were issued, which did not result in a cash infusion into the Company.

        The Company is restricted by its debt agreements from making loans or paying cash dividends to third parties, except in limited circumstances defined therein.

2.    Basis of Presentation

        The condensed consolidated financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such regulations. The Company believes the disclosures included in the unaudited condensed consolidated financial statements, when read in conjunction with the December 31, 2002 consolidated financial statements of the Company included in the Company's 2002 Annual Report on Form 10-K and notes thereto, are adequate to make the information presented not misleading. Certain reclassifications have been made to prior period balances to conform to the current year presentation. In management's opinion, the condensed consolidated financial statements reflect all adjustments, consisting solely of normal recurring adjustments, necessary to summarize fairly the consolidated financial position, results of operations, and cash flows for such periods. The results of operations for the quarter and nine-months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

Fresh-Start Reporting

        Upon emergence from bankruptcy, the consolidated financial statements of the Company are presented in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7: "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"). In conformity with the procedures specified by Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," the Company allocated reorganization value to net assets and any excess of reorganization value not allocated to specific tangible or identified intangible assets is reported as an intangible asset representing reorganization value in excess of amounts allocable to identifiable assets. The Company has included such amounts in goodwill, in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets." All liabilities existing at the POR confirmation date, other than deferred taxes, are required to be stated at present values of amounts to be paid. New accounting pronouncements that will be required in the financial statements within twelve months following the adoption of fresh-start accounting have been adopted at the same time fresh-start reporting was adopted.

        Although the POR became effective on October 3, 2002, for financial reporting convenience purposes, the Company recorded the adjustments necessitated by SOP 90-7 on October 1, 2002. As a result of the Company's emergence from Chapter 11 bankruptcy and the application of fresh-start reporting, consolidated financial statements for the Company for the periods commencing on October 2, 2002 are referred to as the "Successor Company" and are not comparable with any periods prior to October 1, 2002, which are referred to as the "Predecessor Company." Aside from the effects of fresh-start reporting and new accounting pronouncements adopted on October 2, 2002, the Successor Company follows the same accounting policies as the Predecessor Company. All references in these notes to the quarter ended and nine-months ended September 30, 2002 are to the Predecessor Company. All references to the quarter ended and nine-months ended September 30, 2003 are to the Successor Company.

        SOP 90-7 provides that reductions in deferred tax asset valuation allowances that existed at the date fresh-start reporting was applied are first credited to goodwill. Accordingly, $25.4 million of decreases to certain deferred tax asset valuation allowances during the nine-months ended September 30, 2003 resulted in a corresponding reduction to goodwill. The decreases to certain deferred tax asset valuation allowances are due to the utilization of net operating loss carryforwards, predominantly in the U.S.

Balance Sheet Restructuring Costs

        The Company has recorded all incremental professional and bank fees directly associated with the reorganization of the Company's balance sheet incurred prior to the bankruptcy filing on August 1, 2002 in a separate line item on the Condensed Consolidated Statement of Operations titled "Balance Sheet Restructuring Costs." For the quarters ended and nine-months ended September 30, 2003 and 2002, balance sheet restructuring costs included the following (in millions):

	Quarter ended September 30, 2003	Quarter ended September 30, 2002	Nine-months ended September 30, 2003	Nine-months ended September 30, 2002
Professional fees	$—	$6.4	$—	$16.0
Bank fees not associated with the new debt facilities	—	0.9	—	2.4
Other	—	1.4	—	2.8

	$—	$8.7	$—	$21.2

Earnings Per Share

        The computation of basic and diluted income per share for the Successor Company is set forth in the following table (dollars in millions, except for share data).

	Quarter ended September 30, 2003	Nine-months ended September 30, 2003
Net income	$9.8	$35.6

Weighted average outstanding common shares
Basic	40,151,384	40,053,852
Effect of dilutive securities (stock options)	2,119,532	1,659,290

Diluted	42,270,916	41,713,142

Basic net income per share	$0.24	$0.89
Diluted net income per share	$0.23	$0.85

        The Predecessor Company's computation of earnings per share was based on the "two-class" method described in SFAS No. 128, "Earnings Per Share." In computing earnings per share, (1) the current year yield on the Class L Common Stock is separately allocated to Class L shareholders (except in years the Company incurs a loss as Class L shareholders are not entitled to a return in such years) and, (2) income available to common shareholders (income less preferred stock dividends, less current year yield on Class L Common Stock) is allocated ratably between Class L Common Stock, Common Stock, and Class B Common Stock. Any Unreturned Original Cost plus Unpaid Yield are not components of the earnings per share computations.

        As of September 30, 2002, the Predecessor Company had the following common stock outstanding:

    Class L common stock: cumulative 12%; $.01 par value; 8,000,000 shares authorized; 6,714,520 shares issued and 4,608,552 shares outstanding

    Common stock: $.01 par value; 80,000,000 shares authorized; 58,336,804 shares issued and 39,093,960 shares outstanding

    Class B common stock: $.01 par value; 6,000,000 shares authorized: 6,000,000 shares issued and outstanding at September 30, 2002; convertible on a 1-for-1 basis into Common stock

        The computations of basic and diluted income per share for the Predecessor Company are set forth in the following table (dollars in millions, except per share data).

	Quarter ended September 30, 2002	Nine-months ended September 30, 2002
Loss before cumulative effect of change in accounting principle	$(79.5)	$(91.8)
Less preferred stock dividends	0.4	1.7

Loss before cumulative effect of change in accounting principle available for common stock	(79.9)	(93.5)
Cumulative effect of change in accounting principle	—	20.0

Net loss available for common stock	$(79.9)	$(73.5)

Basic and diluted weighted average outstanding common shares	49,702,512	49,702,512

Basic and diluted loss per Class L common share and Common share:
Loss before cumulative effect of change in accounting principle	$(1.61)	$(1.88)
Cumulative effect of change in accounting principle	—	0.40

Net loss available for common stock	$(1.61)	$(1.48)

        Predecessor Company outstanding stock options at September 30, 2002 of 8.7 million were not included because to do so would have been anti-dilutive.

Stock-Based Compensation

        SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, the use of a fair value method for recording compensation expense for stock-based compensation plans. The Company has elected to continue to account for its stock-based compensation plans using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related interpretations. Under the intrinsic value method, compensation expense for stock options is based on the excess, if any, of the fair value of the stock at the date of the grant over the amount the employee must pay to acquire the stock.

        The following table illustrates the effect on net income and income per share as if the fair value based method has been applied to all outstanding and unvested awards in each period. The fair value of the stock options was estimated using the Black-Scholes option pricing model.

	Quarter ended September 30, 2003	Quarter ended September 30, 2002
	(in millions, except per share data)
Net income (loss) available for common stock as reported	$9.8	$(79.9)
Add: Total stock-based employee compensation expense included in reported net income (loss), net of related tax effects	0.0	0.2
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(1.2)	(0.8)

Pro forma net income (loss)	$8.6	$(80.5)

Successor Company income per share:
Basic as reported	$0.24
Basic pro forma	$0.21
Diluted as reported	$0.23
Diluted pro forma	$0.20
Predecessor Company loss per share:
Basic and diluted loss per Class L common share and Common share as reported		$(1.61)
Basic and diluted loss per Class L common share and Common share pro forma		$(1.62)
	Nine-months ended September 30, 2003	Nine-months ended September 30, 2002
	(in millions, except per share data)
Net income (loss) available for common stock as reported	$35.6	$(73.5)
Add: Total stock-based employee compensation expense included in reported net income, net of related tax effects	0.9	1.0
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(4.9)	(2.2)

Pro forma net income (loss)	$31.6	$(74.7)

Successor Company income per share:
Basic as reported	$0.89
Basic pro forma	$0.79
Diluted as reported	$0.85
Diluted pro forma	$0.77
Predecessor Company lossper share:
Basic and diluted loss per Class L common share and Common share as reported		$(1.48)
Basic and diluted loss per Class L common share and Common share pro forma		$(1.50)

        In May 2003, the Company's shareholders approved the Employee Stock Purchase Plan. Under this plan, employees may contribute 1% to 12% of their salary during an offering period (6 months) to purchase stock on the last day of the offering period. The stock is purchased at a discount of 15% of the lesser of the market price on the first or last day of the offering period. The Company has 1,000,000 authorized shares reserved for this plan; therefore, the Company does not intend to purchase the shares on the open market at the end of an offering period. This plan qualifies as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code and has been determined to meet the noncompensatory plan requirements of APB No. 25. As such, no employee compensation expense has been recorded under this plan.

Change in Accounting Principle

        In September 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that all business combinations initiated after September 30, 2001 be accounted for using the purchase method of accounting. SFAS No. 141 also requires that the amount by which the fair value of net assets exceeds the cost of the acquired entity, after the pro rata reduction of certain acquired assets ("negative goodwill") be recognized as a change in accounting principle upon adoption. As such, unamortized negative goodwill at December 31, 2001 aggregating $20.0 million was recognized as the cumulative effect of a change in accounting principle on January 1, 2002. With the adoption of SFAS No. 142 on January 1, 2002, goodwill and other intangible assets that have indefinite useful lives will no longer be subject to amortization, but rather, be tested at least annually for impairment. As of January 1, 2002, there was no material impact caused by the initial impairment assessment requirements of SFAS No. 142.

New Accounting Pronouncements

        FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"), was issued in November 2002. The initial recognition and measurement provisions of this new standard, which require a guarantor to recognize a liability at inception of a guarantee at fair value, are effective on a prospective basis to guarantees issued or modified on or after January 1, 2003. The disclosure provisions, which increase the required disclosures relating to guarantees, were adopted in the Company's consolidated financial statements as of December 31, 2002. The adoption of FIN 45 did not have a material impact on the Company's consolidated financial statements.

        FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), was issued in January 2003. FIN 46 defines variable interest entities ("VIE") and requires that the assets, liabilities, non-controlling interests, and results of activities of a VIE be consolidated if certain conditions are met. For VIE's created on or before January 31, 2003, the guidance will be applied at the beginning of the third quarter of 2003. For VIE's created after that date, the guidance will be applied immediately; however, no VIE's have been created by the Company. The new rules may be applied prospectively with a cumulative-effect adjustment as of the beginning of the period in which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. As the Company does not have any VIE's, FIN 46 does not currently have an effect on the Company's consolidated financial statements.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is effective for contracts entered into or modified after September 30, 2003, and for hedging relationships designated after that date. The provisions of SFAS No. 149 should be applied prospectively. The Company is in the process of evaluating the potential effect of this recently issued accounting pronouncement on the Company's future consolidated financial statements.

3.    Inventories

        Inventories are stated at the lower of cost (first-in, first-out method) or market. Cost includes materials, labor and manufacturing overhead costs. Market for raw materials is based on replacement costs and, for other inventory classifications, on net realizable value. Appropriate consideration is given to deterioration, obsolescence and other factors in evaluating net realizable value. Inventories consist of the following (in millions):

	September 30, 2003	December 31, 2002
Raw materials	$29.5	$27.9
Work-in-process	38.9	36.2
Finished products	116.2	110.2

Total inventories	$184.6	$174.3

4.    Identifiable Intangible Assets

        Identifiable intangible assets are being amortized over their legal or estimated useful lives, whichever is shorter (generally not exceeding 17 years), except for trade names and trademarks, which are not subject to amortization since they have an indefinite life. Identifiable intangible assets include the following at September 30, 2003 and December 31, 2002 (in millions):

	September 30, 2003			December 31, 2002
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Tradenames and trademarks	$135.0	N/A	$135.0	$135.0	N/A	$135.0
Customer relationships	127.2	$(13.1)	114.1	122.4	$(3.0)	119.4
Developed technology	128.0	(18.7)	109.3	120.6	(4.3)	116.3
Internally developed software	38.0	(4.0)	34.0	31.2	(0.9)	30.3
Patents	16.0	(2.0)	14.0	13.7	(0.4)	13.3

	$444.2	$(37.8)	$406.4	$422.9	$(8.6)	$414.3

        Amortization expense totaled $9.5 million and $3.3 million for the quarters ended September 30, 2003 and 2002, respectively and $28.4 million and $11.3 million for the nine-months ended September 30, 2003 and 2002, respectively. The estimated amount of annual amortization expense for the identifiable intangible assets (based on currently existing intangible assets, which are significantly different from those as of September 30, 2002 due to the application of fresh-start reporting) during the period from 2003 through 2007 is $38.0 million.

5.    Restructuring Reserves

        In 1997, in connection with the acquisition of Behring Diagnostics from Aventis S.A., the Company allocated $74.3 million of the purchase price for a restructuring plan to consolidate manufacturing and distribution operations and to eliminate redundant sales, service and administrative functions (the "1997 Behring Allocation Reserve"). The remaining activities associated with this reserve are expected to be substantially completed in the fourth quarter of 2003 when the Company is required to make a $1.5 million payment related to a facility no longer being utilized.

        In June 2000, the Company reviewed its cost structure and announced a global cost reduction program. The Company eliminated a number of redundant positions under this program in 2000 and 2001, which affected certain employees in virtually all functions throughout the Company, while adding staff in key areas, such as the direct distribution centers. The anticipated net effect of these changes was a reduction of approximately 450 positions. Of the net 450 position reductions, 242 employees were severed in 2000 and 193 employees were severed in 2001. Additionally, one domestic distribution center and various international sales offices were closed, all of which were leased. Management approved and initiated several actions contemplated by the cost reduction program and recorded a pre-tax reserve of $32.5 million as of December 31, 2000 (the "2000 Reserve"). The charge included $29.3 million for severance and $3.2 million primarily for losses on leases. During 2001, an additional $3.3 million for severance and $6.5 million for facility and other exit costs, primarily as a result of not closing a subletting transaction contemplated in the Company's original restructuring plan, was provided. Separately, also during 2001, excess severance accruals of $4.9 million were identified and credited to income. This was primarily due to a higher than expected number of employees either voluntarily terminating prior to being eligible for severance payments or electing to transfer to other Company locations. The balance in this reserve at December 31, 2001 was $10.9 million. A credit to income of $5.9 million during the period ended October 1, 2002 was recorded primarily due to negotiations that resulted in a reduction of the estimated loss on leases as well as the reversal of excess severance accruals due to higher than expected number of employees either voluntarily terminating prior to being eligible for severance payments or electing to transfer to other Company locations. The majority of actions contemplated in this reserve were completed during 2002.

        In November 2001, management approved additional cost reduction programs with the stated objective of further reducing the Company's cost structure. This cost reduction program is an extension of the cost reduction program approved in 2000 and impacted many functions throughout the Company. The Company eliminated 73 positions in 2001. Additionally, the Company consolidated certain facilities which resulted in incurring losses on leases at two domestic offices. Pursuant to these programs described above, management approved a pre-tax reserve of $7.2 million (the "2001 Reserve"). This charge included $4.3 million for severance and $2.9 million primarily for losses on leases. The majority of actions contemplated in this reserve were completed during 2002. During 2002, due to the continuation of restructuring activities initiated in November 2001, 70 additional positions were eliminated across numerous functions of the Company at international locations. This resulted in an additional charge of $2.9 million.

        The following tables summarize the Company's restructuring activity for the period ended September 30, 2003 (in millions):

	Facility and Other Exit Costs	Severance and Relocation	Total
1997 Behring Allocation Reserve
Reserve balance, December 31, 2002	$1.5	$0.4	$1.9
Cash payments	—	(0.2)	(0.2)

Reserve balance, September 30, 2003	$1.5	$0.2	$1.7

	Facility and Other Exit Costs	Severance	Total
2000 Reserve
Reserve balance, December 31, 2002	$0.3	$0.7	$1.0
Cash payments	—	(0.2)	(0.2)

Reserve balance, September 30, 2003	$0.3	$0.5	$0.8

	Facility and Other Exit Costs	Severance	Total
2001 Reserve
Reserve balance, December 31, 2002	$1.0	$1.2	$2.2
Cash payments	(0.8)	(0.8)	(1.6)

Reserve balance, September 30, 2003	$0.2	$0.4	$0.6

6.    Credit Facility

        On September 26, 2003, certain of the Company's subsidiaries in Germany entered into a revolving credit facility for 30 million Euros, which matures on July 27, 2004. Any borrowings under this facility will be subject to a variable interest rate of the European Overnight Indexed Average plus 275 basis points (approximately 4.85% at September 30, 2003). The Company will pay a commitment fee of 0.5% on the unused portion of the credit line. This credit facility is primarily secured by certain business premises located in Germany. Approximately 4 million Euros of this facility is committed to secure the Company's short-term debt borrowings and certain Company performance guarantees. No borrowings have been made under this facility as of September 30, 2003.

7.    Business Segment and Geographic Information

        The Company derives substantially all its revenues from manufacturing and marketing IVD products and services. The Company is organized functionally and is comprised of three reporting segments: Global Customer Management ("GCM")-North America, GCM-International, and Global Operations. GCM-North America and GCM-International are the Company's sales and service organizations. For the Company's reporting purposes, North America includes the United States and Canada. The United States comprises over ninety percent of the North America segment's results. International includes sales and service results from all other countries. Global Operations primarily includes all manufacturing and research and development activities, which occur in the United States and Germany, and accordingly does not recognize significant revenues.

        Revenue by segment for the nine-months and quarters ended September 30, 2003 and 2002 is summarized as follows (in millions):

	GCM-North America	GCM-International	Global Operations	Total
Quarter ended September 30, 2003
Revenue from external customers:
Core Chemistry	$117.5	$94.6	$—	$212.1
Hemostasis	22.6	32.5	—	55.1
Microbiology	22.5	15.8	—	38.3
Infectious Disease	0.3	19.2	—	19.5
Mature Products	5.7	7.5	2.2	15.4

Total	$168.6	$169.6	$2.2	$340.4

Quarter ended September 30, 2002
Revenue from external customers:
Core Chemistry	$109.9	$79.6	$—	$189.5
Hemostasis	22.0	26.1	—	48.1
Microbiology	23.8	13.7	—	37.5
Infectious Disease	0.2	18.0	—	18.2
Mature Products	6.3	8.7	1.9	16.9

Total	$162.2	$146.1	$1.9	$310.2

Nine-months ended September 30, 2003
Revenue from external customers:
Core Chemistry	$360.9	$297.5	$—	$658.4
Hemostasis	68.1	103.6	—	171.7
Microbiology	61.6	44.3	—	105.9
Infectious Disease	0.8	57.7	—	58.5
Mature Products	18.6	24.6	7.1	50.3

Total	$510.0	$527.7	$7.1	$1,044.8

Nine-months ended September 30, 2002
Revenue from external customers:
Core Chemistry	$338.4	$240.6	$—	$579.0
Hemostasis	64.7	84.2	—	148.9
Microbiology	59.8	38.8	—	98.6
Infectious Disease	0.8	50.8	—	51.6
Mature Products	22.5	29.8	4.0	56.3

Total	$486.2	$444.2	$4.0	$934.4

        Earnings before interest and income tax ("EBIT") is a primary profitability measure used to evaluate the segments, and is thus reconciled to income (loss) before income tax and cumulative effect of change in accounting principle. Financial information by segment for the quarters and nine-months ended September 30, 2003 and 2002 is summarized as follows (in millions):

	Quarter ended September 30, 2003	Quarter ended September 30, 2002	Nine-months ended September 30, 2003	Nine-months ended September 30, 2002
Depreciation and amortization
GCM-North America	$5.1	$2.8	$15.1	$7.7
GCM-International	13.9	14.5	40.9	41.1
Global Operations	12.0	8.8	35.4	24.6

Total Segment depreciation and amortization	31.0	26.1	91.4	73.4
All Other(1) depreciation and amortization	2.9	4.4	8.3	13.1

Total	$33.9	$30.5	$99.7	$86.5

Segment EBIT
GCM-North America	$64.6	$55.0	$196.4	$180.3
GCM-International	50.8	33.0	165.5	116.8
Global Operations	(63.8)	(79.3)	(180.9)	(183.4)

Total Segment EBIT	51.6	8.7	181.0	113.7
All Other(1) EBIT	(17.9)	(42.7)	(67.9)	(96.2)
Less: interest expense, net	(18.5)	(28.0)	(57.1)	(89.2)

Income (loss) before income tax and cumulative effect of change in accounting principle	$15.2	$(62.0)	$56.0	$(71.7)

(1)
Includes corporate headquarters, shared services centers, restructuring expense, certain other expenses such as income taxes, general corporate expenses, certain intercompany transactions and eliminations, as well as for the Predecessor Company the effects of purchase accounting which have not been reflected in segment accounting records. Consequently, asset write-downs resulting from bargain purchases are included in All Other.

        Goodwill at December 31, 2002 aggregated $543.0 million. The amount of goodwill allocated to each segment at December 31, 2002 was $271.5 million for Global Operations, $135.8 for Global Customer Management-North America, and $135.7 million for Global Customer Management-International. Goodwill at September 30, 2003 aggregated $517.6 million. The amount of goodwill allocated to each segment at September 30, 2003 was $261.9 million for Global Operations, $126.3 for Global Customer Management-North America, and $129.4 million for Global Customer Management-International. The change in goodwill balances during the first nine months of 2003 are due to reductions in deferred tax asset valuation allowances that existed at the date fresh-start reporting was applied. Per SOP 90-7, the reductions were credited first to goodwill.

8.    Guarantor/Non-Guarantor Financial Statements

        In connection with DBI's issuance of 11.91% senior subordinated notes, Dade Behring Holdings, Inc. and certain of DBI's U.S. subsidiaries became guarantors of these notes. The following tables present condensed consolidating financial information for the guarantors, non-guarantors, DBI, and Dade Behring Holdings, Inc. Other than Dade Behring Holdings, Inc., each of the guarantors is a direct or indirect wholly owned subsidiary of DBI. The guarantors fully, jointly and severally unconditionally guarantee these notes. The following unaudited condensed consolidating financial information presents the results of operations, financial position and cash flows and the eliminations necessary to arrive at the information for DBI on a condensed consolidated basis. All amounts are in millions.

Successor Company Condensed Consolidating Balance Sheet
September 30, 2003

	DBHI	DBI	Other Guarantors	Non- Guarantors	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$—	$13.1	$0.3	$52.8	$—	$66.2
Restricted cash	—	—	—	3.2	—	3.2
Accounts receivable, net	—	80.5	12.5	184.0	—	277.0
Inventories	—	70.9	25.0	107.9	(19.2)	184.6
Prepaid expenses	—	5.4	1.5	11.1	—	18.0
Deferred income taxes	—	—	—	0.4	—	0.4

Total current assets	—	169.9	39.3	359.4	(19.2)	549.4
Property, plant and equipment, net	—	146.2	36.5	229.0	(9.0)	402.7
Debt issuance costs, net	—	12.0	—	—	—	12.0
Goodwill	—	517.6	—	—	—	517.6
Deferred income taxes	—	—	—	9.4	—	9.4
Identifiable intangible assets, net	—	277.7	13.3	132.5	(17.1)	406.4
Other assets	(0.4)	16.9	2.4	9.0	—	27.9
Intercompany receivables	471.6	942.1	467.1	8.2	(1,889.0)	—
Investments in affiliates	638.3	436.9	—	—	(1,075.2)	—

Total assets	$1,109.5	$2,519.3	$558.6	$747.5	$(3,009.5)	$1,925.4

Liabilities and Shareholders' Equity
Current liabilities:
Short-term debt	$—	$—	$—	$3.5	$—	$3.5
Accounts payable	—	30.5	5.6	39.6	—	75.7
Accrued liabilities	—	111.9	10.3	124.7	—	246.9

Total current liabilities	—	142.4	15.9	167.8	—	326.1
Long-term debt	—	692.3	—	—	—	692.3
Deferred income taxes	—	62.0	0.4	52.9	—	115.3
Other liabilities	—	55.6	0.1	85.8	—	141.5
Intercompany payables	459.3	928.7	279.2	221.8	(1,889.0)	—

Total liabilities	459.3	1,881.0	295.6	528.3	(1,889.0)	1,275.2
Total shareholders' equity	650.2	638.3	263.0	219.2	(1,120.5)	650.2

Total liabilities and shareholders' equity	$1,109.5	$2,519.3	$558.6	$747.5	$(3,009.5)	$1,925.4

Successor Company Condensed Consolidating Balance Sheet
December 31, 2002

	DBHI	DBI	Other Guarantors	Non- Guarantors	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$—	$16.3	$—	$19.2	$—	$35.5
Restricted cash	—	—	—	7.9	—	7.9
Accounts receivable, net	—	78.5	13.9	197.3	—	289.7
Inventories	—	70.9	24.2	95.3	(16.1)	174.3
Prepaid expenses	—	9.8	0.7	8.4	—	18.9
Deferred income taxes	—	—	—	0.4	—	0.4

Total current assets	—	175.5	38.8	328.5	(16.1)	526.7
Property, plant and equipment, net	—	151.4	39.6	204.0	(4.5)	390.5
Debt issuance costs, net	—	14.0	—	—	—	14.0
Goodwill	—	543.0	—	—	—	543.0
Deferred income taxes	—	—	—	3.5	—	3.5
Identifiable intangible assets, net	—	287.7	13.0	130.5	(16.9)	414.3
Other assets	—	16.9	1.8	8.1	—	26.8
Intercompany receivables	459.6	926.8	450.1	183.4	(2,019.9)	—
Investments in affiliates	587.8	424.8	—	—	(1,012.6)	—

Total assets	$1,047.4	$2,540.1	$543.3	$858.0	$(3,070.0)	$1,918.8

Liabilities and Shareholders' Equity
Current liabilities:
Short-term debt	$—	$—	$—	$6.1	$—	$6.1
Current portion of long-term debt	—	5.0	—	—	—	5.0
Accounts payable	—	29.7	6.2	40.9	—	76.8
Accrued liabilities	—	123.2	8.8	96.5	—	228.5

Total current liabilities	—	157.9	15.0	143.5	—	316.4
Long-term debt	—	760.7	—	—	—	760.7
Deferred income taxes	—	62.4	—	60.2	—	122.6
Other liabilities	—	58.8	0.1	72.1	—	131.0
Intercompany payables	459.3	912.5	110.5	537.6	(2,019.9)	—

Total liabilities	459.3	1,952.3	125.6	813.4	(2,019.9)	1,330.7
Total shareholders' equity	588.1	587.8	417.7	44.6	(1,050.1)	588.1

Total liabilities and shareholders' equity	$1,047.4	$2,540.1	$543.3	$858.0	$(3,070.0)	$1,918.8

Successor Company Condensed Consolidating Statement of Operations
Quarter Ended September 30, 2003

	DBHI	DBI	Other Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$172.3	$56.6	$179.2	$(67.7)	$340.4
Cost of goods sold	—	92.9	28.5	106.6	(68.9)	159.1

Gross profit	—	79.4	28.1	72.6	1.2	181.3
Operating costs and expenses:
Marketing and administrative expenses	—	59.5	2.9	54.5	—	116.9
Research and development expenses	—	12.0	2.6	15.7	—	30.3

Income from operations	—	7.9	22.6	2.4	1.2	34.1
Other (expense) income:
Interest expense	—	(17.4)	—	(6.1)	4.4	(19.1)
Interest income	—	2.4	—	2.6	(4.4)	0.6
Other, primarily intercompany charges	—	11.8	(13.7)	2.5	(1.0)	(0.4)

Income before income tax	—	4.7	8.9	1.4	0.2	15.2
Income tax expense (benefit)	—	0.4	—	(13.4)	18.4	5.4

Income before equity in earnings of unconsolidated subsidiaries	—	4.3	8.9	14.8	(18.2)	9.8
Equity in earnings of unconsolidated subsidiaries	9.8	5.5	—	—	(15.3)	—

Net income	$9.8	$9.8	$8.9	$14.8	$(33.5)	$9.8

Successor Company Condensed Consolidating Statement of Operations
Nine-months Ended September 30, 2003

	DBHI	DBI	Other Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$526.9	$165.8	$557.3	$(205.2)	$1,044.8
Cost of goods sold	—	284.7	86.8	318.3	(197.6)	492.2

Gross profit	—	242.2	79.0	239.0	(7.6)	552.6
Operating costs and expenses:
Marketing and administrative expenses	—	176.7	8.5	166.3	—	351.5
Research and development expenses	—	41.3	7.4	37.9	—	86.6

Income from operations	—	24.2	63.1	34.8	(7.6)	114.5
Other (expense) income:
Interest expense	—	(53.0)	—	(15.8)	9.3	(59.5)
Interest income	—	7.5	0.1	4.1	(9.3)	2.4
Other, primarily intercompany charges	—	48.1	(40.5)	(8.1)	(0.9)	(1.4)

Income before income tax	—	26.8	22.7	15.0	(8.5)	56.0
Income tax (benefit) expense	—	(0.5)	—	(11.1)	32.0	20.4

Income before equity in earnings of unconsolidated subsidiaries	—	27.3	22.7	26.1	(40.5)	35.6
Equity in earnings of unconsolidated subsidiaries	35.6	8.3	—	—	(43.9)	—

Net income	$35.6	$35.6	$22.7	$26.1	$(84.4)	$35.6

Predecessor Company Condensed Consolidating Statement of Operations
Quarter Ended September 30, 2002

	DBHI	DBI	Other Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$158.6	$64.9	$147.7	$(61.0)	$310.2
Cost of goods sold	—	93.1	49.7	81.4	(61.4)	162.8

Gross profit	—	65.5	15.2	66.3	0.4	147.4
Operating costs and expenses:
Marketing and administrative expenses	—	57.0	2.9	55.9	—	115.8
Research and development expenses	—	9.5	8.7	5.9	—	24.1
Cost reduction programs expense	—	0.4	0.3	0.3	—	1.0
Restructuring expense, net	—	(4.7)	—	0.5	—	(4.2)

Income from operations	—	3.3	3.3	3.7	0.4	10.7
Other (expense) income:
Interest expense	—	(22.1)	—	(9.9)	3.0	(29.0)
Interest income	—	1.9	—	2.1	(3.0)	1.0
Balance sheet restructuring costs	—	(8.7)	—	—	—	(8.7)
Other, primarily intercompany charges	—	67.9	(42.8)	(10.3)	(15.4)	(0.6)

Income (loss) before income tax and reorganization costs	—	42.3	(39.5)	(14.4)	(15.0)	(26.6)
Reorganization costs	—	(35.4)	—	—	—	(35.4)

Income (loss) before income tax	—	6.9	(39.5)	(14.4)	(15.0)	(62.0)
Income tax (benefit) expense	—	(0.9)	—	4.3	14.1	17.5

Income (loss) before equity in earnings of unconsolidated subsidiaries	—	7.8	(39.5)	(18.7)	(29.1)	(79.5)
Equity in earnings of unconsolidated subsidiaries	(79.5)	(87.3)	—	—	166.8	—

Net (loss) income	$(79.5)	$(79.5)	$(39.5)	$(18.7)	$137.7	$(79.5)

Predecessor Company Condensed Consolidating Statement of Operations
Nine-months Ended September 30, 2002

	DBHI	DBI	Other Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$486.0	$162.1	$443.8	$(157.5)	$934.4
Cost of goods sold	—	281.9	99.7	237.6	(151.7)	467.5

Gross profit	—	204.1	62.4	206.2	(5.8)	466.9
Operating costs and expenses:
Marketing and administrative expenses	—	167.2	9.5	146.2	—	322.9
Research and development expenses	—	35.2	12.7	17.4	—	65.3
Cost reduction programs expense	—	0.8	0.4	1.7	—	2.9
Restructuring expense, net	—	(2.9)	—	0.1	—	(2.8)

Income from operations	—	3.8	39.8	40.8	(5.8)	78.6
Other (expense) income:
Interest expense	—	(76.7)	—	(21.5)	6.3	(91.9)
Interest income	—	4.9	0.1	4.0	(6.3)	2.7
Balance sheet restructuring costs	—	(21.2)	—	—	—	(21.2)
Other, primarily intercompany charges	—	98.5	(44.2)	(42.5)	(16.3)	(4.5)

Income (loss) before income tax and reorganization costs	—	9.3	(4.3)	(19.2)	(22.1)	(36.3)
Reorganization costs	—	(35.4)	—	—	—	(35.4)

Loss before income tax	—	(26.1)	(4.3)	(19.2)	(22.1)	(71.7)
Income tax (benefit) expense	—	(0.8)	—	7.0	13.9	20.1

Loss before cumulative effect of change in accounting principle and equity in earnings of unconsolidated subsidiaries	—	(25.3)	(4.3)	(26.2)	(36.0)	(91.8)
Equity in earnings of unconsolidated subsidiaries	(91.8)	(66.5)	—	—	158.3	—
Cumulative effect of change in accounting principle	20.0	20.0	—	—	(20.0)	20.0

Net (loss) income	$(71.8)	$(71.8)	$(4.3)	$(26.2)	$102.3	$(71.8)

Successor Company Condensed Consolidating Statement of Cash Flows
Nine-months Ended September 30, 2003

	DBHI	DBI	Other Guarantors	Non- Guarantors	Eliminations	Total
Operating Activities:
Net income	$35.6	$35.6	$22.7	$26.1	$(84.4)	$35.6
Adjustments to reconcile net income to net cash (utilized for) provided by operating activities:
Equity in earnings of unconsolidated subsidiaries	(35.6)	(8.3)	—	—	43.9	—
Depreciation and amortization expense	—	37.2	8.4	56.8	(2.7)	99.7
Net loss on disposal of fixed assets	—	0.7	0.3	1.4	—	2.4
Stock-based compensation expense	—	1.5	—	—	—	1.5
Deferred income taxes	—	—	—	14.6	—	14.6
Changes in balance sheet items:
Accounts receivable, net	—	(2.0)	1.4	32.8	—	32.2
Inventories	—	—	(0.8)	(0.6)	—	(1.4)
Prepaid expenses	—	4.4	(0.8)	(2.0)	—	1.6
Accounts payable	—	0.8	(0.6)	(5.3)	—	(5.1)
Accrued liabilities	—	(11.3)	1.5	12.3	—	2.5
Other, net	(4.9)	33.8	(25.8)	(63.9)	43.2	(17.6)

Net cash flow (utilized for) provided by operating activities	(4.9)	92.4	6.3	72.2	—	166.0

Investing Activities:
Capital expenditures	—	(20.2)	(6.0)	(45.3)	—	(71.5)
Decrease in restricted cash	—	—	—	5.6	—	5.6

Net cash flow utilized for investing activities	—	(20.2)	(6.0)	(39.7)	—	(65.9)

Financing Activities:
Net repayments related to short-term debt	—	—	—	(2.7)	—	(2.7)
Repayments of borrowings under new bank credit agreement	—	(75.4)	—	—	—	(75.4)
Proceeds from exercise of stock options	4.9	—	—	—	—	4.9

Net cash flow provided by (utilized for) financing activities	4.9	(75.4)	—	(2.7)	—	(73.2)

Effect of foreign exchange rates on cash	—	—	—	3.8	—	3.8

Net (decrease) increase in cash and cash equivalents	—	(3.2)	0.3	33.6	—	30.7
Cash and Cash Equivalents:
Beginning of Period	—	16.3	—	19.2	—	35.5

End of Period	$—	$13.1	$0.3	$52.8	$—	$66.2

Predecessor Company Condensed Consolidating Statement of Cash Flows
Nine-months Ended September 30, 2002

	DBHI	DBI	Other Guarantors	Non- Guarantors	Eliminations	Total
Operating Activities:
Net (loss) income	$(71.8)	$(71.8)	$(4.3)	$(26.2)	$102.3	$(71.8)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Equity in earnings of unconsolidated subsidiaries	91.8	66.5	—	—	(158.3)	—
Cumulative effect of change in accounting principle	(20.0)	(20.0)	—	—	20.0	(20.0)
Depreciation and amortization expense	—	35.3	8.2	44.9	(1.9)	86.5
Net loss on disposal of fixed assets	—	1.4	2.2	2.2	—	5.8
Stock-based compensation expense	—	1.0	—	—	—	1.0
Deferred income taxes	—	—	—	4.8	—	4.8
Changes in balance sheet items:
Accounts receivable, net	(0.3)	(0.1)	9.5	(15.1)	—	(6.0)
Inventories	—	2.4	11.7	3.5	—	17.6
Prepaid expenses	—	(2.8)	0.5	2.1	—	(0.2)
Accounts payable	—	0.9	(2.4)	(12.3)	—	(13.8)
Accrued liabilities	—	25.3	0.6	10.8	—	36.7
Other, net	0.3	(21.3)	(21.5)	21.7	36.2	15.4

Net cash flow provided by operating activities	—	16.8	4.5	36.4	(1.7)	56.0

Investing Activities:
Capital expenditures	—	(22.1)	(4.9)	(39.9)	1.7	(65.2)
Increase in restricted cash	—	—	—	(4.6)	—	(4.6)

Net cash flow utilized for investing activities	—	(22.1)	(4.9)	(44.5)	1.7	(69.8)

Financing Activities:
Net proceeds related to short-term debt	—	—	—	6.1	—	6.1
Repayments of borrowings related to former revolving credit facility	—	(4.5)	—	(1.7)	—	(6.2)
Repayments of borrowings related to former bank credit agreement	—	(17.5)	—	—	—	(17.5)

Net cash flow utilized for financing activities	—	(22.0)	—	4.4	—	(17.6)

Effect of foreign exchange rates on cash	—	—	—	1.7	—	1.7

Net decrease in cash and cash equivalents	—	(27.3)	(0.4)	(2.0)	—	(29.7)
Cash and Cash Equivalents:
Beginning of Period	—	67.8	0.4	18.6	—	86.8

End of Period	$—	$40.5	$—	$16.6	$—	$57.1

9.    Subsequent Events

        In connection with management incentive plans provided for in the POR, approximately 1.7 million stock options were issued in October, 2003. This will result in $8.6 million of expense in the fourth quarter of 2003, and $1.0 million of expense per quarter thereafter through the third quarter of 2006.

        In October, 2003, the Company's term loan facility was amended. The amendment includes an immediate reduction in the annual cost of borrowing under the dollar denominated term loans by 150 basis points.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

        The Company's 2002 Annual Report on Form 10-K contains management's discussion and analysis of the Company's financial condition and results of operations as of and for the year ended December 31, 2002. The following management's discussion and analysis focuses on material changes since that time and should be read in conjunction with the 2002 Annual Report on Form 10-K. Relevant trends that are reasonably likely to be of a material nature are discussed to the extent known.

Disclosure Regarding Forward-Looking Statements

        Certain statements included in this discussion are forward-looking, such as statements relating to estimates of operating and capital expenditure requirements, future revenue and operating income levels, cash flow and liquidity. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "will," "would," "intends," "estimates" and similar expressions, whether stated in the affirmative or the negative. We make these forward-looking statements in reliance of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and are subject to a number of risks and uncertainties that could cause actual results in the future to differ significantly from results expressed or implied in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties relating to global economic and business conditions, governmental and regulatory policies such as healthcare reimbursement policies, and the competitive environment in which the Company operates. These and other risks are discussed in some detail below as well as in our registration statement on Form S-1 dated April 11, 2003 filed by the Company with the Securities and Exchange Commission.

Results of Operations

        We derive substantially all our revenue from manufacturing and marketing IVD products and services. We are organized functionally and have three reporting segments: Global Customer Management ("GCM")-North America, GCM-International and Global Operations. GCM-North America and GCM-International are our sales and service organizations. For our reporting purposes, North America includes the United States and Canada. International includes sales and service results from all other countries. The gross profit margin for the two GCM segments are not materially different. Global Operations primarily includes all manufacturing and research and development activities, and accordingly does not recognize significant revenues. Global Operations functions as a cost center; consequently a discussion of gross profit for each individual operating segment would not be meaningful. Generally, Global Operations does not incur a material amount of our marketing and administrative expense, but is responsible for virtually all research and development expense. Restructuring charges and certain other expenses, such as income taxes, general corporate expenses and financing costs, are not allocated to the operating segments.

Bankruptcy Proceedings

        Greater detail of the following discussion can be found in our 2002 Annual Report on Form 10-K.

        On August 1, 2002, Dade Behring Holdings, Inc. and certain of its wholly-owned direct and indirect domestic subsidiaries: Dade Behring Inc., Dade MicroScan Inc., Dade Finance, Inc., Syva Diagnostics Holding Co., Syva Childcare Inc., Syva Company, and Chimera Research & Chemical, Inc. filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code, as amended, with the United States Bankruptcy Court for the Northern District of Illinois. We collectively refer to the companies party to the bankruptcy proceedings as the "Debtors." On August 1, 2002, the Debtors filed their Disclosure Statement for their Joint Chapter 11 Plan of Reorganization, which we call the Plan of Reorganization. No other subsidiaries of Dade Behring Holdings, Inc. filed for relief under the United States Bankruptcy Code.

        The Bankruptcy Court confirmed the Plan of Reorganization on September 18, 2002, and the Plan became effective on October 3, 2002. The Plan of Reorganization allowed the Debtors to emerge from bankruptcy with an improved capital structure and, because the Debtors were allowed to continue paying their trade debt on a timely basis during the pendency of the Chapter 11 cases, they had sufficient trade credit to continue their operations in the ordinary course of business. On the effective date of the Plan of Reorganization, Dade Behring Inc. entered into new credit facilities. See "Liquidity and Capital Resources—Credit Facilities" below for further discussion.

        As a result of the Plan of Reorganization, significant changes resulted to our capital structure. Although the Plan of Reorganization became effective on October 3, 2002, for financial reporting convenience purposes, we recorded the adjustments necessitated by the American Institute of Certified Public Accountants Statement of Position 90-7: "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7") on October 1, 2002. As a result of our emergence from Chapter 11 bankruptcy and the application of fresh-start reporting, our consolidated financial statements for the periods commencing on October 2, 2002 are referred to as the "Successor Company" and are not comparable with any periods prior to October 1, 2002, which are referred to as the "Predecessor Company." The effects of fresh-start reporting and new accounting pronouncements have materially changed the amounts previously recorded in our Predecessor Company's consolidated financial statements. All references to periods ended September 30, 2002 are to the Predecessor Company. All references to periods ended September 30, 2003 are to the Successor Company.

        The Plan of Reorganization and associated new senior credit agreement and capital structure provided for the following:

  •
  A restructuring of our debt occurred that reduced the principal amount of our outstanding indebtedness (excluding short-term debt under non-U.S. credit lines) by approximately $678.2 million and converted that debt into equity. This was accomplished by retiring then existing senior debt and 11 1/8% senior subordinated notes, issuing approximately 40,000,000 shares of new common stock (65,000,000 shares are presently authorized), and replacing the old debt with the new debt described below. The new common stock was issued to the holders of the then existing senior debt, senior subordinated notes and management.

  •
  All preferred and common stock existing prior to the filing, as well as all options, warrants, and rights to purchase or otherwise receive common stock existing prior to the filing were cancelled.

  •
  Management incentive plans were established that provided for issuing new common stock and granting new stock option awards to employees, which are described in the notes to the December 31, 2002 consolidated financial statements included in the Company's 2002 Annual Report on Form 10-K. In connection with these plans, approximately 1.7 million stock options were granted on October 3, 2003. This will result in $8.6 million of expense in the fourth quarter of 2003, and $1.0 million of expense per quarter thereafter through the third quarter of 2006.

  •
  In October 2002, a new senior revolving credit facility in the amount of $125 million and a new senior term loan facility of $450 million (both of which include the ability to borrow in Euros) were established (collectively the "Emergence Facility"). New 11.91% senior subordinated notes of $315.3 million were also issued. The term loan facility was amended in October, 2003. See "Liquidity and Capital Resources" for further discussion.

        Additionally, as part of the Plan of Reorganization, all equity instruments existing prior to filing for bankruptcy were cancelled and new equity was issued. Approximately 99% of the new equity was issued to creditors who were not previously equity holders.

Successor Company Quarter Ended September 30, 2003 Compared to Predecessor Company Quarter Ended September 30, 2002

        In order to provide a meaningful basis of comparing the quarters ended September 30, 2003 and 2002, for purposes of the following discussion, the operating results of the Successor Company for the quarter ended September 30, 2003 are compared to the Predecessor Company for the quarter ended September 30, 2002. Changes to our capital structure and the adoption of fresh-start reporting primarily affect depreciation, amortization and interest expenses.

        In the discussion below, we make comparisons on a "constant currency" basis, which is not a U.S. GAAP defined measure. We believe this measure provides for a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. When making comparisons on a constant currency basis, we have calculated the change by comparing the applicable reported current year amount to the corresponding amount from the prior year in local currency translated at the foreign currency exchange rates for the current year. "Constant currency" as defined or presented by us may not be comparable to similarly titled measures reported by other companies.

        Net Sales.    Net sales for the quarter ended September 30, 2003 totaled $340.4 million as compared to $310.2 million in the corresponding prior year quarter.

        Sales for each segment were as follows (in millions):

	Quarter Ended
	September 30, 2003	September 30, 2002	% Change
GCM-North America	$168.6	$162.1	4.0%
GCM-International	169.6	146.2	16.0%
Global Operations	2.2	1.9	15.8%

Total	$340.4	$310.2	9.7%

        Adjusting for the favorable impact of foreign currency rate changes of $15.8 million, 2003 sales increased $14.4 million or 4.4% for the quarter. On a constant currency basis, sales increased $6.0 million or 3.7% in GCM-North America, and $8.4 million or 5.2% across GCM-International locations. The increase on a constant currency basis can be attributed in part to a $13.9 million or 7.0% increase in core chemistry sales primarily driven by strong Dimension® product sales globally. The successful launch of the Dimension® RxL Max in the prior quarter and higher placements of Dimension® Xpand™ contributed to the growth. The growth can also be attributed in part to a $3.5 million or 6.8% increase in hemostasis product sales with the strongest growth at international locations, offset by a $0.9 million or 4.4% decrease in infectious disease product sales and a $2.2 million or 12.4% decrease in sales of mature products across all segments. We define mature products as those products and services that we do not consider to be part of our core strategy and as a result, they are expected to have declining sales over time.

        The installed base of instruments placed with customers of approximately 41,400 grew 1.0% compared to the installed base at June 30, 2003. The growth in the installed base during the quarter is attributed to the 2.8% growth in the strategic base, which consists of those instruments that represent current versions of our instrument offering and are the focus of most of our sales and marketing efforts. The growth in the strategic base was partially offset by a decline of 0.4% in the non-strategic base. Growth in the instrument installed base of a product line contributes to the sales growth of the corresponding reagents, consumables and service. Growth in the installed base of Dimension® RxL, RxLMax™, and Xpand™ instruments, BN ProSpec® for Plasma Proteins and the Syva V-Twin™, which was just launched this quarter, have driven much of the sales growth seen in our core chemistry products. Gains in the Hemostasis installed base have been driven by successes in CA-1500, CA-500, and PFA-100 instrument placements. For Microbiology, new installations of our AutoScan® and

Walkaway® series of instruments continue to drive growth while the BEP®III and BEP 2000 instruments have been the primary contributors of installed base growth for the Infectious Disease product line. Improved method penetration, which results from utilizing an existing instrument base for additional tests, combined with the growth in sales of higher priced immunoassay tests, have further contributed to our sales growth.

        Gross Profit.    Gross profit for the quarter ended September 30, 2003 increased $33.9 million to $181.3 million as compared to $147.4 million in the corresponding prior year period. On a constant currency basis gross profit increased $26.0 million. The increase is attributable primarily to higher sales. Gross profit margin for the quarter ended September 30, 2003 was 53.3% as compared to 47.5% in the corresponding prior year period. The 5.8 percentage point margin improvement is attributable primarily to the favorable mix of product sales, cost reduction initiatives and favorable currency changes. Furthermore, the prior year included expense of approximately $8.0 million or 2.6 percentage points related to the write-off of excess inventory and reductions in production volumes during the bankruptcy proceedings. Gross profit in 2003 was negatively impacted by an increase of $1.6 million in depreciation and amortization charges related to the implementation of fresh-start reporting.

        Marketing and Administrative Expense.    Marketing and administrative expense for the quarter ended September 30, 2003 increased $1.1 million to $116.9 million, or 34.3% of sales, as compared to $115.8 million, or 37.3% of sales, in the prior year period. The prior year quarter included incremental costs incurred to help sustain our customer relationships and on-going revenue as well as to effectively communicate our Chapter 11 filing. Offsetting this impact, marketing and administrative expense increased $5.8 million related to changes in foreign currency exchange rates, $0.9 million related to incremental spending on industry trade shows and corporate branding activities, and $1.3 million due to incremental depreciation and amortization expense resulting from the adoption of fresh-start reporting. Also, during the quarter we recorded $3.6 million of income from a penalty payment received in connection with the collection of certain delinquent international receivables and separately recorded $2.3 million of additional provisions for risks related to outstanding international accounts receivable balances.

        Research and Development Expense.    Research and development expense for the quarter ended September 30, 2003 totaled $30.3 million (8.9% of sales) and was 25.7% higher than the prior year. On a constant currency basis, research and development expense increased $5.4 million or 21.7% over the corresponding prior year period. We expect spending levels to remain approximately 8%-9% of sales and above prior year levels as we increase investments in new product development, such as the next generation Dimension® Vista™ instrument and new assays for all product lines.

        Cost Reduction Programs Expense.    In connection with cost reduction programs previously initiated, we recognized $1.0 million of expenses during the quarter ended September 30, 2002 that did not qualify for treatment as exit costs under Emerging Issues Task Force Issue No. 94-3. No such expenses were incurred in 2003.

        Restructuring Expense, net.    We recorded net $4.2 million restructuring reserve reversals during the quarter ended September 30, 2002. This related primarily to the successful negotiation of a reduction of lease terms associated with a vacant facility. See Note 5; "Restructuring Reserves" for further discussion. No such expenses or reversals were recorded in 2003.

        Income from Operations.    Income from operations for the quarter ended September 30, 2003 increased $23.4 million to $34.1 million compared to $10.7 million in the prior year. The increase in income from operations for the quarter ended September 30, 2003 is due primarily to the impacts of improved gross profit, offset by increased research and development spending.

        Interest Expense.    Interest expense for the quarter ended September 30, 2003 totaled $19.1 million, a $9.9 million reduction over the corresponding prior year period. These changes are primarily due to lower interest rates and borrowing levels.

        Balance Sheet Restructuring and Reorganization Costs.    Balance sheet restructuring costs represent all incremental professional and bank fees associated with the reorganization of the Company's balance sheet incurred prior to the bankruptcy filing on August 1, 2002. Balance sheet restructuring costs for the quarter ended September 30, 2002 were $8.7 million. After August 1, 2002, these costs were classified as reorganization costs, and were $35.4 million for the quarter ended September 30, 2002. No such costs were incurred in 2003.

        Income Taxes.    Income tax expense of $5.4 million, representing an effective rate of 35.4%, was recorded in the quarter ended September 30, 2003, as compared to $17.5 million, representing an effective tax rate of negative 28.2%, in the quarter ended September 30, 2002. The recording of valuation allowances had an unfavorable impact on the effective tax rate for the quarter ended September 30, 2003. The negative effective tax rate for the quarter ended September 30, 2002 is attributable to the recording of valuation allowances.

        Net Income.    The net income for the quarter ended September 30, 2003 was $9.8 million as compared to a net loss of $79.5 million in the prior year, an increase of $89.3 million. The increase in net income is due to higher income from operations and lower interest expense, balance sheet restructuring and reorganization costs, and income tax expense.

Successor Company Nine-months Ended September 30, 2003 Compared to Predecessor Company Nine-months Ended September 30, 2002

        In order to provide a meaningful basis of comparing the nine-months ended September 30, 2003 and 2002, for purposes of the following discussion, the operating results of the Successor Company for the nine-months ended September 30, 2003 are compared to the Predecessor Company for the nine-months ended September 30, 2002. Changes to our capital structure and the adoption of fresh-start reporting primarily affect depreciation, amortization and interest expenses.

        In the discussion below, we make comparisons on a "constant currency" basis, which is not a U.S. GAAP defined measure. We believe this measure provides for a meaningful analysis of the underlying activity since it eliminates the effect of changes in foreign currency exchange rates. When making comparisons on a constant currency basis, we have calculated the change by comparing the applicable reported current year amount to the corresponding amount from the prior year in local currency translated at the foreign currency exchange rates for the current year. "Constant currency" as defined or presented by us may not be comparable to similarly titled measures reported by other companies.

        Net Sales.    Net sales for the nine-months ended September 30, 2003 totaled $1,044.8 million as compared to $934.4 million in the corresponding prior year period.

        Sales for each segment were as follows (in millions):

	Nine-months Ended
	September 30, 2003	September 30, 2002	% Change
GCM-North America	$510.1	$486.2	4.9%
GCM-International	527.6	444.2	18.8%
Global Operations	7.1	4.0	77.5%

Total	$1,044.8	$934.4	11.8%

        Adjusting for favorable impact of foreign currency rate changes of $66.1 million, 2003 sales increased $44.3 million or 4.4% for the nine-months. On a constant currency basis, sales increased $22.4 million or 4.6% in GCM-North America, and $19.5 million or 3.8% across GCM-International locations. The increase on a constant currency basis can be primarily attributed to a $44.3 million or 7.2% increase in core chemistry sales primarily driven by Dimension® product sales globally, a $7.6 million or 4.6% increase in hemostasis product sales with the strongest growth in North America, a $4.2 million or 4.1% increase in microbiology product sales, offset by a $1.6 million or 2.6% decrease in infectious disease product sales and an $10.2 million or 16.9% decrease in sales of mature products across all segments. We define mature products as those products and services that we do not consider to be part of our core strategy and as a result, they are expected to have declining sales over time.

        The installed base of instruments placed with customers of approximately 41,400 grew 3.3% during the first nine-months of 2003. The installed base growth for the period is attributable to a 10.5% increase in the strategic installed base, which consists of those instruments that represent current versions of our instrument offering and are the focus of most of our sales and marketing efforts. The growth in the strategic base was partially offset by a 1.9% decline in the non-strategic base. Growth in the instrument installed base of a product line contributes to the sales growth of the corresponding reagents, consumables and service. Growth in the installed base of Dimension® RxL and Dimension® Xpand™ instruments as well as the BN ProSpec™ plasma protein instrument have driven much of the sales growth seen in our core chemistry products. Gains in the Hemostasis installed base have been driven by successes in CA-1500, CA-500, BCS and PFA-100 instrument placements. For Microbiology, new installations of our AutoScan® and Walkaway® series of instruments continue to drive growth while the BEP®III and BEP 2000 instruments have been the primary contributors of installed base growth for the Infectious Disease product line. Improved method penetration, which results from utilizing an existing instrument base for additional tests, combined with the growth in sales of higher priced immunoassay tests, have further contributed to our sales growth.

        Gross Profit.    Gross profit for the nine-months ended September 30, 2003 increased $85.7 million to $552.6 million as compared to $466.9 million in the corresponding prior year period. On a constant currency basis gross profit increased $50.3 million. The increase is attributable primarily to higher sales. Gross profit margin for the nine-months ended September 30, 2003 was 52.9% as compared to 50.0% in the corresponding prior year period. The 2.9 percentage point margin improvement is attributable primarily to favorable product mix, cost reduction initiatives at our manufacturing sites and favorable currency changes. Furthermore, the prior year included expense of approximately $8.0 million or 0.9 percentage points related to the write-off of excess inventory and reductions in production volumes during the bankruptcy proceedings. Gross profit in 2003 was negatively impacted by an increase of $4.9 million in depreciation and amortization charges related to the implementation of fresh-start reporting.

        Marketing and Administrative Expense.    Marketing and administrative expense for the nine-months ended September 30, 2003 increased $28.6 million to $351.5 million, or 33.6% of sales, as compared to $322.9 million, or 34.6% of sales, in the prior year period. The increase in expense was attributable primarily to $21.1 million related to changes in foreign currency exchange rates, $4.0 million of incremental depreciation and amortization expense resulting from the adoption of fresh-start reporting, costs associated with SEC filings, our listing on the NASDAQ National Market, and other on-going public company costs.

        Research and Development Expense.    Research and development expense for the nine-months ended September 30, 2003 totaled $86.6 million (8.3% of sales) and was 32.6% higher than the prior year. On a constant currency basis, research and development expense increased $18.1 million or 26.4% over the corresponding prior year period. We expect spending to continue to remain above prior year levels as we increase investments in new product development, such as the next generation Dimension® Vista™instrument and new assays for all product lines.

        Cost Reduction Programs Expense.    In connection with cost reduction programs previously initiated, we recognized $2.9 million of expenses during the nine-months ended September 30, 2002 that did not qualify for treatment as exit costs under Emerging Issues Task Force Issue No. 94-3. No such expenses were incurred in 2003.

        Restructuring Expense.    We recognized net $2.8 million restructuring reserve reversals during the nine-months ended September 30, 2002. This amount related to an extension of the cost reduction programs approved in 2000 and 2001. No such expenses were incurred in 2003.

        Income from Operations.    Income from operations for the nine-months ended September 30, 2003 increased $35.9 million to $114.5 million compared to $78.6 million in the prior year. The increase in income from operations for the nine-months ended September 30, 2003 is due primarily to the impacts of improved gross profit, offset by increased research and development spending and higher marketing and administrative expenses.

        Interest Expense.    Interest expense for the nine-months ended September 30, 2003 totaled $59.5 million, a $32.4 million reduction over the corresponding prior year period. These changes are primarily due to lower interest rates and borrowing levels.

        Balance Sheet Restructuring and Reorganization Costs.    Balance sheet restructuring costs represent all incremental professional and bank fees associated with the reorganization of the Company's balance sheet incurred prior to the bankruptcy filing on August 1, 2002. Balance sheet restructuring costs for the nine-months ended September 30, 2002 were $21.2 million. After August 1, 2002, these costs were classified as reorganization costs, and were $35.4 million for the nine months ended September 30, 2002. No such costs were incurred in 2003.

        Income Taxes.    Income tax expense of $20.4 million, representing an effective rate of 36.4%, was recorded in the nine-months ended September 30, 2003, as compared to $20.1 million, representing an effective tax rate of negative 28.0%, in the nine-months ended September 30, 2002. The recording of valuation allowances had a negative impact on the effective tax rate for the nine-months ended September 30, 2003. The negative effective tax rate for the nine-months ended September 30, 2002 is attributable to the recording of valuation allowances.

        Cumulative Effect of Change in Accounting Principle.    In accordance with SFAS No. 141, we wrote off negative goodwill and recognized a $20.0 million gain as of January 1, 2002.

        Net Income.    The net income for the nine-months ended September 30, 2003 was $35.6 million as compared to a net loss of $71.8 million in the prior year, an increase of $107.4 million. Excluding the gain recognized in the first quarter of 2002 associated with the cumulative effect of change in accounting principle, net income increased $127.4 million, due to increased income from operations, and lower interest expense, balance sheet restructuring and reorganization costs, and income tax expense.

Liquidity and Capital Resources

        In order to provide a meaningful basis of comparing the quarters and nine-months ended September 30, 2003 and 2002, for purposes of the following discussion, the cash flows of the Successor Company have been compared to the cash flows of the Predecessor Company.

        For the nine-months ended September 30, 2003, operating activities provided cash of $166.0 million compared to $56.0 million for the nine-months ended September 30, 2002. The increase is primarily due to increased income from operations, and lower interest payments and balance sheet restructuring and reorganization costs. During the third quarter, the Company made a $13 million funding payment for our U.S. pension obligations. Similarly, $10 million was paid during the third quarter of 2002.

        Net cash flow used for investing activities for the nine-months ended September 30, 2003 is $65.9 million compared to $69.8 million for the nine-months ended September 30, 2002. Substantially all investing cash flows are for capital expenditures ($71.5 million and $65.2 million in 2003 and 2002, respectively). The increase in capital expenditures for 2003 as compared to 2002 is due primarily to an increase in the use of capital for placing our instruments at customers' facilities, and, to a lesser extent, for product development and production activities.

        Financing activities for the nine-months ended September 30, 2003 used net cash of $73.2 million, versus $17.6 million for the nine-months ended September 30, 2002. The increase was primarily due to $75.4 million of prepayments on borrowings in 2003.

        Net debt, which we define as short- and long-term debt less cash and cash equivalents and restricted cash, decreased from $728.4 million at December 31, 2002 to $626.4 million at September 30, 2003. This decrease is primarily attributable to having generated $166.0 million of cash flow from operations, which included $32.8 million of incremental draws under accounts receivable factoring facilities, offset by $71.5 million of capital expenditures. During 2003, we made prepayments on our bank debt of $20.0 million during the second quarter and $55.4 million during the third quarter. During the fourth quarter, we will make a semi-annual interest payment of approximately $19 million on our senior subordinated notes.

        On September 26, 2003, certain of our subsidiaries in Germany entered into a revolving credit facility for 30 million Euros, which matures on July 27, 2004. Any borrowings under this facility will be subject to a variable interest rate of the European Overnight Indexed Average plus 275 basis points (approximately 4.85% at September 30, 2003). Under the terms of this credit facility, 15 million Euros can be drawn in cash and the remainder is for other corporate purposes. We will pay a commitment fee of 0.5% on the unused portion of the credit line. This credit facility is primarily secured by certain business premises located in Germany. No borrowings have been made under this facility.

        In October, 2003, our term loan facility was amended. The amendment includes an immediate reduction in the annual cost of borrowing under the dollar denominated term loans by 150 basis points. The dollar denominated term loans account for approximately 95% of our long-term debt. In conjunction with the amendment, we paid approximately $4.5 million (primarily in the fourth quarter) for a 1% prepayment fee as required by the terms of the agreement, along with other fees to the banks. This amount will be capitalized on our balance sheet as deferred financing fees and will be amortized as interest expense over the remaining five year life of the loans.

Recent Accounting Developments

        FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"), was issued in November 2002. The initial recognition and measurement provisions of this new standard, which require a guarantor to recognize a liability at inception of a guarantee at fair value, are effective on a prospective basis to guarantees issued or modified on or after January 1, 2003. The disclosure provisions, which increase the required disclosures relating to guarantees, were adopted in our consolidated financial statements as of December 31, 2002. The adoption of FIN 45 did not have a material impact on our consolidated financial statements. The nature and amount of future transactions could have a material impact on future consolidated financial statements.

        FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), was issued in January 2003. FIN 46 defines variable interest entities ("VIE's") and requires that the assets, liabilities, non-controlling interests, and results of activities of a VIE be consolidated if certain conditions are met. For VIE's created on or after January 31, 2003, the guidance will be applied immediately; however, we have not created any VIE's. For VIE's created before that date, the guidance will be applied at the beginning of the third quarter of 2003. The new rules may be applied prospectively with a cumulative-effect adjustment as of the beginning of the period in which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. As the Company does not have any VIE's, FIN 46 does not currently have an effect on the Company's consolidated financial statements.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is effective for contracts entered into or modified after September 30, 2003, and for hedging relationships designated after that date. The provisions of SFAS No. 149 should be applied prospectively. We are in the process of evaluating the potential effect of this recently issued accounting pronouncement on our future consolidated financial statements.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

        The Company's 2002 Annual Report on Form 10-K contains quantitative and qualitative disclosures about market risk as of and for the year ended December 31, 2002. No material changes in the Company's market risk have occurred since December 31, 2002.

ITEM 4. CONTROLS AND PROCEDURES.

        (a)    Evaluation of Disclosure Controls and Procedures.    Our management, including our Chief Executive Officer and our Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures as defined by Rules 13a-15(e) and 15d-15(e) of the Securities and Exchange Act of 1934, as amended. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that as of the end of the period covered by this quarterly report, our disclosure controls and procedures were effective to ensure that information we are required to disclose in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported, within the time periods specified in the Commission's rules and forms, and to ensure that information we are required to disclose in the reports that we file under the Exchange Act is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure. It should be noted, however, that the design of any system of controls is limited in its ability to detect errors, and there can therefore be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote.

        (b)    Changes to Internal Controls and Procedures for Financial Reporting.    During the period covered by this quarterly report, there have been no changes to our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect our internal control over financial reporting.

PART II

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K.

  (a)
  Exhibits

  3.1
  First Amendment and Consent to Credit Agreement dated as of December 20, 2002 between Dade Behring Inc. and Deutsche bank AG, New York Branch as Administrative Agent and as a Lender.

  3.2
  Second Amendment and Consent to Credit Agreement and Consent to Security Agreement dated as of October 7, 2003, among Dade Behring Holdings, Inc., (Holdings), Dade Behring Inc. and various subsidiaries of Holdings, (the Lenders as defined therein), General Electric Capital Corporation and the Royal Bank of Scotland PLC (as Syndication Agents), Deutsche Bank AG, New York Branch (as Administrative Agent), and Deutsche Bank AG, New York Branch, (as Collateral Agent).

  31.1
  Certification of James W.P. Reid-Anderson, Chairman, President and Chief Executive Officer, pursuant to Rules 13a-14(a) and 15d-14(a) of the Securities Exchange Act of 1934, as amended, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

  31.2
  Certification of John M. Duffey, Senior Vice President and Chief Financial Officer, pursuant to Rules 13a-14(a) and 15d-14(a) of the Securities Exchange Act of 1934, as amended, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

  32.1
  Certification of James W.P. Reid-Anderson, Chairman, President and Chief Executive Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

  32.2
  Certification of John M. Duffey, Senior Vice President and Chief Financial Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

  (b)
  Reports on Form 8-K during the quarter ended September 30, 2003.

    On August 11, 2003, Dade Behring Holdings, Inc. furnished a Current Report on Securities and Exchange Commission Form 8-K reporting the press release issued by Dade Behring Holdings, Inc. that reported the results of operations for the second quarter of 2003.

SIGNATURE

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

DADE BEHRING HOLDINGS, INC.
	By:	/s/ JOHN M. DUFFEY John M. Duffey Senior Vice President and Chief Financial Officer
November 4, 2003

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT TITLE
3.1	First Amendment and Consent to Credit Agreement dated as of December 20, 2002 between Dade Behring Inc. and Deutsche bank AG, New York Branch as Administrative Agent and as a Lender.
3.2
Second Amendment and Consent to Credit Agreement and Consent to Security Agreement dated as of October 7, 2003, among Dade Behring Holdings, Inc., (Holdings), Dade Behring Inc. and various subsidiaries of Holdings, (the Lenders as defined therein), General Electric Capital Corporation and the Royal Bank of Scotland PLC (as Syndication Agents), Deutsche Bank AG, New York Branch (as Administrative Agent), and Deutsche Bank AG, New York Branch, (as Collateral Agent).
31.1
Certification of James W.P. Reid-Anderson, Chairman, President and Chief Executive Officer, pursuant to Rules 13a-14(a) and 15d-14(a) of the Securities Exchange Act of 1934, as amended, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2
Certification of John M. Duffey, Senior Vice President and Chief Financial Officer, pursuant to Rules 13a-14(a) and 15d-14(a) of the Securities Exchange Act of 1934, as amended, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1	Certification of James W.P. Reid-Anderson, Chairman, President and Chief Executive Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	Certification of John M. Duffey, Senior Vice President and Chief Financial Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

EXHIBIT 3.1

FIRST AMENDMENT AND CONSENT TO CREDIT AGREEMENT

        FIRST AMENDMENT AND CONSENT TO CREDIT AGREEMENT (this "Amendment"), dated as of December 20, 2002 between DADE BEHRING INC., a Delaware corporation (the "Borrower") and DEUTSCHE BANK AG, NEW YORK BRANCH ("DBAG") as Administrative Agent and as a Lender. Unless otherwise indicated, all capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Credit Agreement referred to below.

W I T N E S S E T H:

        WHEREAS, the Borrower and DBAG are parties to a Credit Agreement, dated as of October 3, 2002 among DADE BEHRING HOLDINGS, INC., a Delaware corporation ("Holdings"), DADE BEHRING INC., a Delaware corporation (the "Borrower"), the Lenders from time to time party thereto, DEUTSCHE BANK SECURITIES INC., as Lead Arranger and Lead Book Runner, DEUTSCHE BANK AG, NEW YORK BRANCH as Administrative Agent, and GENERAL ELECTIC CAPITAL CORPORATION and THE ROYAL BANK OF SCOTLAND PLC, as Syndication Agents (in such capacity, the "Syndication Agents") (as amended, modified or supplemented to, but not including, the date hereof, the "Credit Agreement");

        WHEREAS, subject to the terms and conditions of this Amendment, the parties hereto wish to amend the Credit Agreement as herein provided;

        NOW, THEREFORE, it is agreed:

I.    Amendments and Consents to Credit Agreement.

        1.     Section 1.01(A)(b) of the Credit Agreement is hereby amended by (i) deleting the word "and" appearing at the end of subclause (x) thereof and inserting a comma in lieu thereof and (ii) deleting the comma appearing at the end of clause (y) thereof and inserting the text "and (z) A-2 Term Loans shall be subject to conversion into A-3 Term Loans on the terms and conditions set forth in Section 1.01(D)" in lieu thereof.

        2.     Section 1.01 of the Credit Agreement is hereby further amended by inserting the following new clause (D) immediately following the end of clause (C) thereof:

          "(D) Notwithstanding anything to the contrary contained in this Agreement, but subject to and upon the terms and conditions set forth below in this Section 1.01(D), DBAG shall have the right at any time and from time to time on or prior to June 30, 2003 to convert all or a portion of its outstanding A-2 Term Loans into loans to be maintained under the A-3 Term Loan Facility as set forth below:

            (a)   Each loan under the A-3 Term Loan Facility (each, an "A-3 Term Loan" and, collectively, the "A-3 Term Loans") (i) shall be "incurred" (by way of conversion) pursuant an A-2 Term Loan Conversion on the terms set forth below, (ii) shall be denominated in Euros, (iii) except as hereafter provided, shall be maintained as one or more Borrowings of Euro Denominated Term Loans and (iv) once repaid, may not be reborrowed.

            (b)   Prior to each proposed conversion of outstanding A-2 Term Loans into A-3 Term Loans, (i) DBAG shall deliver a written notice to the Borrower (each such notice, an "A-2 Term Loan Conversion Notice") specifying (x) the outstanding principal amount of A-2 Term Loans (stated in U.S. Dollars) to be converted into A-3 Term Loans (the "A-2 Term Loan Conversion Amount"), which shall equal at least $10,000,000 (or, if less, the aggregate principal amount of A-2 Term Loans then outstanding) and (y) the date of such proposed conversion, which date shall be a Business Day at least 2 Business Days' after the date the respective A-2 Term Loan Conversion Notice was transmitted to the Borrower and (ii) the

    Borrower shall deliver a written statement to DBAG on the Business Day following its receipt of the respective A-2 Term Loan Conversion Notice consenting to, or declining to consent to, the proposed conversion of outstanding A-2 Term Loans into A-3 Term Loans (the "A-2 Term Loan Conversion Response Notice").

            (c)   Unless the Borrower shall have declined to consent to the proposed conversion of A-2 Term Loans in its related A-2 Term Loan Conversion Response Notice, A-2 Term Loans of DBAG in an aggregate principal amount equal to the A-2 Term Loan Conversion Amount specified in the respective A-2 Term Loan Conversion Notice shall be automatically converted into A-3 Term Loans in an aggregate principal amount equal to the Euro Equivalent (determined as of such A-2 Term Loan Conversion Date) of such A-2 Term Loan Conversion Amount on the date of the proposed conversion specified in such A-2 Term Loan Conversion Notice (each such conversion, an "A-2 Term Loan Conversion" and each such date on which an A-2 Term Loan Conversion is consummated, an "A-2 Term Loan Conversion Date"), whereupon all amounts from time to time payable on account of such newly converted A-3 Term Loans (including, without limitation, any interest which accrues after (but not prior to) such A-2 Term Loan Conversion Date) shall be payable in Euros. Each conversion of A-2 Term Loans pursuant to this Section 1.01(D) shall be applied to reduce on a pro rata basis the aggregate principal amount of each Borrowing of A-2 Term Loans outstanding at the time of such conversion.

            (d)   In connection with each A-2 Term Loan Conversion, (x) to the extent requested by DBAG, A-3 Term Notes shall be issued, at the Borrower's expense, to DBAG, to be in conformity with the requirements of Section 1.05 and (y) the Lenders and the Borrower hereby agree that, notwithstanding anything to the contrary contained in this Agreement, the Borrower and the Administrative Agent may take all such actions as may be reasonably necessary to ensure that all Lenders with outstanding A-3 Term Loans at such time (if any) continue to participate in each Borrowing of outstanding A-3 Term Loans (after giving effect to the respective A-2 Term Loan Conversion) on a pro rata basis, including by adding the A-3 Term Loans so converted to any then outstanding Borrowings of A-3 Term Loans on a pro rata basis."

        3.     Section 1.03(a) of the Credit Agreement is hereby amended by inserting the text "and A-3 Term Loans and" immediately preceding the text "and RL Mandatory Borrowings" appearing in the first parenthetical clause in said section.

        4.     Section 1.05(a) of the Credit Agreement is hereby amended by (i) deleting the reference "Section 1.05(g)" appearing in the first sentence of said Section and inserting the reference "Section 1.05(h)" in lieu thereof, (ii) inserting the following text immediately following the beginning of subclause (iii) of said Section:

  "if A-3 Term Loans, by a promissory note substantially in the form of Exhibit B-5 with blanks appropriately completed in conformity herewith (each, an "A-3 Term Note" and, collectively, the "A-3 Term Notes"), (iv)"

and (iii) deleting the reference "(iv)" appearing in said Section and inserting the reference "(v)" in lieu thereof.

        5.     Section 1.05 of the Credit Agreement is hereby amended by (i) redesignating clauses (d), (e), (f) and (g) of said Section as clauses (e), (f), (g) and (h), respectively, and (ii) inserting the following new clause (d) immediately after clause (c) of said Section:

          "(d) The A-3 Term Note issued to each Lender with an outstanding A-3 Term Loan shall (i) be executed by the Borrower, (ii) be payable to the order of such Lender, an affiliate designated by such Lender or its registered assigns and be dated the date of issuance thereof,

2

  (iii) be in a stated principal amount (expressed in Euros) equal to the outstanding principal amount of the A-3 Term Loan of such Lender on the date of the issuance thereof and be payable (in Euros) in the principal amount of the A-3 Term Loan evidenced thereby from time to time, (iv) mature on the A-3 Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Euro Denominated Term Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.".

        6.     Section 1.06 the Credit Agreement is hereby amended by inserting the text "U.S. Dollar Denominated" immediately following the text "another Type of" appearing in said Section.

        7.     Section 1.07 of the Credit Agreement is hereby amended by inserting the text "and A-3 Term Loans" immediately following the text "Swingline Loans" appearing in the second parenthetical of the first sentence of said Section.

        8.     Section 1.08(c) of the Credit Agreement is hereby amended by inserting the text "each Euro Denominated Term Loan and" immediately preceding the text "each Euro Denominated Revolving Loan" appearing in said Section.

        9.     Section 1.08(e) of the Credit Agreement is hereby amended by inserting the text "Euro Denominated Term Loans and" immediately preceding the text "Euro Denominated Revolving Loans" appearing in clause (1) of said Section.

        10.   Section 1.08(f) of the Credit Agreement is hereby amended by (i) deleting the word "and" appearing at the end of clause (iii) and inserting a comma in lieu thereof, (ii) inserting the text "in respect of each A-2 Term Loan maintained as a Base Rate Loan, on the date of any conversion thereof into an A-3 Term Loan pursuant to Section 1.01(D) (on the amount so converted) and (v)" immediately following the beginning of clause (iv) thereof and (iii) deleting the reference "(iv)" appearing in the proviso in said Section and inserting the reference "(v)" in lieu thereof.

        11.   Section 1.09 of the Credit Agreement is hereby amended by (i) deleting the text "the Borrower gives" appearing in the first parenthetical clause in said Section and inserting the text "an A-2 Term Loan Conversion Response Notice consenting to an A-2 Term Loan Conversion pursuant to Section 1.01(D) or" in lieu thereof, (ii) deleting the word "at" appearing before the text "or prior to 12:00 Noon" appearing in the first sentence of said Section and (iii) deleting the text "1.01(A)(c)(y)(1)" appearing in said Section and inserting the text "1.01(A)(c)(iii)(y)(1)" in lieu thereof.

        12.   Section 1.09 of the Credit Agreement is hereby further amended by (i) deleting the word "and" appearing at the end of subclause (vii) thereof and (ii) deleting clause (viii) thereof in its entirety and inserting the following new clauses (viii) and (ix) in lieu thereof:

          "(viii) no Interest Period with respect to any Borrowing of A-1 Term Loans, A-2 Term Loans or A-3 Term Loans shall extend beyond any date upon which a mandatory repayment of such Term Loans is required to be made under Section 4.02(A)(b)(i), (ii) or (iii), as the case may be, if, after giving effect to the selection of such Interest Period, the aggregate principal amount of such A-1 Term Loans, A-2 Term Loans or A-3 Term Loans, as the case may be, maintained as Euro Rate Loans with Interest Periods ending after such date of mandatory repayment would exceed the aggregate principal amount of such A-1 Term Loans, A-2 Term Loans or A-3 Term Loans, as the case may be, permitted to be outstanding after such mandatory repayment; and

          (ix) at all times prior to June 30, 2003, unless otherwise consented to by DBAG, no Interest Period in excess of one month shall be selected with respect to any Borrowing of outstanding A-3 Term Loans."

3

        13.   Section 1.10(a) of the Credit Agreement is hereby amended by (i) deleting the text "Revolving Loans or Euro Denominated Swingline" appearing in clause (iv) thereof and (ii) inserting the text "or Euro Denominated Term Loan" immediately following the text "Euro Denominated Revolving Loan" appearing in subclause (B) of the last sentence of said Section.

        14.   Section 1.10(b) of the Credit Agreement is hereby amended by inserting the text "Euro Denominated Terms Loans and" immediately after the text "in the case of" appearing in clause (x) of the proviso of said Section.

        15.   Section 1.11 of the Credit Agreement is hereby amended by (i) deleting the text "or" appearing at the end of clause (x) of said Section and inserting a comma in lieu thereof and (ii) inserting the text "or (z) any conversion of A-2 Term Loans into A-3 Term Loans pursuant to Section 1.01(D), it being understood and agreed that the only costs the Borrower shall only be responsible for in connection with any A-2 Term Loan Conversion are breakage costs incurred in connection with each such A-2 Term Loan Conversion; provided that the Borrower shall only be obligated to reimburse DBAG for 50% of the total breakage costs incurred by DBAG in connection with any A-2 Term Loan Conversion with respect to those A-2 Term Loans held by DBAG" immediately preceding the period at the end of the first sentence of said Section.

        16.   Section 3.01(e) of the Credit Agreement is hereby amended by (i) deleting the text "A-1 Term Loans and A-2 Terms Loans" in each instance where it appears in said Section and inserting the text "A-1 Term Loans, A-2 Term Loans and A-3 Term Loans" in lieu thereof and (ii) deleting the text "A-1 Term Loans and/or A-2 Term Loans" appearing in said Section and inserting the text "A-1 Term Loans, A-2 Term Loan and/or A-3 Term Loans" in lieu thereof.

        17.   Section 4.01(a) of the Credit Agreement is hereby amended by (i) inserting the text "A-3 Term Loans," immediately following the text "A-2 Term Loans," appearing in clause (i) of said Section, (ii) by deleting clause (v) appearing in said Section in its entirety and inserting the following new clause (v) in lieu thereof:

  "(v) each voluntary prepayment of Term Loans pursuant to this Section 4.01(a) shall be applied to the A-1 Term Loans, A-2 Term Loans and A-3 Term Loans on a pro rata basis (with the A-1 TL Percentage of the aggregate amount of such prepayment to be applied as a prepayment of the A-1 Term Loans, with the A-2 TL Percentage of the aggregate amount of such prepayment to be applied as a prepayment of the A-2 Term Loans and the A-3 TL Percentage of the aggregate amount of such prepayment to be applied as a prepayment of the A-3 Term Loans);"

(iii) deleting the text "A-2" appearing in clause (vi) of said Section and inserting the text "A-3" in lieu thereof and (iv) inserting the text ", A-2 Term Loans" immediately after the text "A-1 Term Loans" appear in clause (vi) of said Section.

        18.   Section 4.02(A)(b) of the Credit Agreement is hereby amended by inserting the following paragraph immediately following the chart appearing in clause (ii) thereof:

  "On each A-2 Term Loan Conversion Date, (i) each of the Scheduled A-2 Repayments required to be paid at any time during the period commencing on the later of (x) such A-2 Term Loan Conversion Date and (y) the last Business Day in December, 2003 through and including the last Business Day in September, 2004, shall be decreased by 1.11% of the aggregate principal amount of the A-2 Term Loans (stated in U.S. Dollars) converted into A-3 Term Loans on such date, (ii) each of the Scheduled A-2 Repayments required to be paid at any time during the period commencing on the later of (x) such A-2 Term Loan Conversion Date and (y) the last Business Day in December, 2004 through and including the last Business Day in September, 2005, shall be decreased by 1.38% of the aggregate principal amount of the A-2 Term Loans (stated in U.S. Dollars) converted into A-3 Term Loans on such date, (iii) each of the Scheduled A-2 Repayments required to be paid at any time during the period commencing on the later of (x) such A-2 Term

4

  Loan Conversion Date and (y) the last Business Day in December, 2005 through and including the last Business Day in September, 2006, shall be decreased by 1.66% of the aggregate principal amount of the A-2 Term Loans (stated in U.S. Dollars) converted into A-3 Term Loans on such date, (iv) each of the Scheduled A-2 Repayments required to be paid at any time during the period commencing on the later of (x) such A-2 Term Loan Conversion Date and (y) the last Business Day in December, 2006 through and including the last Business Day in September, 2007, shall be decreased by 4.72% of the aggregate principal amount of the A-2 Term Loans (stated in U.S. Dollars) converted into A-3 Term Loans on such date, and (v) each of the Scheduled A-2 Repayments required to be paid at any time during the period commencing on the later of (x) such A-2 Term Loan Conversion Date and (y) the last Business Day in December, 2007 through and including the A-2 Term Loan Final Maturity Date, shall be decreased by an amount equal to (x) the aggregate principal amount of the A-2 Term Loans (stated in U.S. Dollars) converted into A-3 Term Loans on such date less the portion thereof allocated to decrease the Scheduled A-2 Repayments as provided in the preceding clauses (i), (ii), (iii) and (iv) and (if the A-2 Term Loan Conversion Date occurs after the last Business Day in December, 2007) this clause (v) divided by (y) the number of Scheduled A-2 Repayments required to be made on or prior to the A-2 Term Loan Maturity Date at such time."

        19.   Section 4.02(A)(b) of the Credit Agreement is hereby further amended by inserting the following new clause (iii) immediately following clause (ii) of said Section:

          "(iii) The Borrower shall be required to repay the principal amount of A-3 Term Loans on each date set forth below in the amount set forth opposite such date below (each such repayment, as the same may be reduced as provided in Sections 4.01 and 4.02(B), a "Scheduled A-3 Repayment"):

Scheduled A-3 Repayment Date	Amount
the last Business Day in December, 2003	€0
the last Business Day in March, 2004	€0
the last Business Day in June, 2004	€0
the last Business Day in September, 2004	€0
the last Business Day in December, 2004	€0
the last Business Day in March, 2005	€0
the last Business Day in June, 2005	€0
the last Business Day in September, 2005	€0
the last Business Day in December, 2005	€0
the last Business Day in March, 2006	€0
the last Business Day in June, 2006	€0
the last Business Day in September, 2006	€0
the last Business Day in December, 2006	€0
the last Business Day in March, 2007	€0
the last Business Day in June, 2007	€0
the last Business Day in September, 2007	€0
the last Business Day in December, 2007	€0
the last Business Day in March, 2008	€0
the last Business Day in June, 2008	€0
A-3 Term Loan Maturity Date	€0

5

  On each A-2 Term Loan Conversion Date, (i) each of the Scheduled A-3 Repayments required to be paid at any time during the period commencing on the later of (x) such A-2 Term Loan Conversion Date and (y) the last Business Day in December, 2003 through and including the last Business Day in September, 2004, shall be increased by an amount (stated in Euros) equal to 1.11% of the Euro Equivalent (determined as of such date) of the aggregate principal amount of the A-2 Term Loans converted into A-3 Term Loans on such date, (ii) each of the Scheduled A-3 Repayments required to be paid at any time during the period commencing on the later of (x) such A-2 Term Loan Conversion Date and (y) the last Business Day in December, 2004 through and including the last Business Day in September, 2005, shall be increased by an amount (stated in Euros) equal to 1.38% of the Euro Equivalent (determined as of such date) of the aggregate principal amount of the A-2 Term Loans converted into A-3 Term Loans on such date, (iii) each of the Scheduled A-3 Repayments required to be paid at any time during the period commencing on the later of (x) such A-2 Term Loan Conversion Date and (y) the last Business Day in December, 2005 through and including the last Business Day in September, 2006, shall be increased by an amount (stated in Euros) equal to 1.66% of the Euro Equivalent (determined as of such date) of the aggregate principal amount of the A-2 Term Loans converted into A-3 Term Loans on such date, (iv) each of the Scheduled A-3 Repayments required to be paid at any time during the period commencing on the later of (x) such A-2 Term Loan Conversion Date and (y) the last Business Day in December, 2006 through and including the last Business Day in September, 2007, shall be increased by an amount (stated in Euros) equal to 4.72% of the Euro Equivalent (determined as of such date) of the aggregate principal amount of the A-2 Term Loans converted into A-3 Term Loans on such date, and (v) each of the Scheduled A-3 Repayments required to be paid at any time during the period commencing on the later of (x) such A-2 Term Loan Conversion Date and (y) the last Business Day in December, 2007 through and including the A-3 Term Loan Final Maturity Date, shall be increased by an amount (stated in Euros) equal to (x) the Euro Equivalent (determined as of such date) of the aggregate principal amount of the A-2 Term Loans converted into A-3 Term Loans on such date less the portion thereof allocated to increase the Scheduled A-3 Repayments as provided in the preceding clauses (i), (ii), (iii) and (iv) and (if the A-2 Term Loan Conversion Date occurs after the last Business Day in December, 2007) this clause (v) divided by (y) the number of Scheduled A-3 Repayments required to be made on or prior to the A-3 Term Loan Maturity Date at such time.

        20.   Section 4.02(A)(c) of the Credit Agreement is hereby amended by (i) deleting the text "A-2" in each instance where it appears in the first parenthetical of the first sentence of said Section and inserting the text "A-3" in lieu thereof and (ii) inserting the text ", with the A-2 TL Percentage of such amount to be applied as a repayment of the A-2 Term Loans" immediately after the text "A-1 Term Loans" in the first parenthetical of the first sentence of said Section.

        21.   Section 4.02(A)(d) of the Credit Agreement is hereby amended by (i) deleting the text "A-2" in each instance where it appears in the third parenthetical of the first sentence of said Section and inserting the text "A-3" in lieu thereof and (ii) inserting the text ", with the A-2 TL Percentage of such amount to be applied as a repayment of the A-2 Term Loans" immediately after the text "A-1 Term Loans" in the third parenthetical of the first sentence of said Section.

        22.   Section 4.02(A)(e) of the Credit Agreement is hereby amended by (i) deleting the text "A-2" in each instance where it appears in the fourth parenthetical of the first sentence of said Section and inserting the text "A-3" in lieu thereof and (ii) inserting the text ", with the A-2 TL Percentage of such amount to be applied as a repayment of the A-2 Term Loans" immediately after the text "A-1 Term Loans" in the fourth parenthetical of the first sentence of said Section.

        23.   Section 4.02(A)(f) of the Credit Agreement is hereby amended by (i) deleting the text "A-2" in each instance where it appears in the parenthetical of said Section and inserting the text "A-3" in lieu thereof and (ii) inserting the text ", with the A-2 TL Percentage of such amount to be applied as a

6

repayment of the A-2 Term Loans" immediately after the text "A-1 Term Loans" in the parenthetical of said Section.

        24.   Section 4.02(A)(g) of the Credit Agreement is hereby amended by (i) deleting the text "A-2" in each instance where it appears in the second parenthetical of the first sentence of said Section and inserting the text "A-3" in lieu thereof and (ii) inserting the text ", with the A-2 TL Percentage of such amount to be applied as a repayment of the A-2 Term Loans" immediately after the text "A-1 Term Loans" in the second parenthetical of the first sentence of said Section.

        25.   Section 4.02(A)(i) of the Credit Agreement is hereby amended by (i) deleting the text "A-2" in each instance where it appears in the parenthetical of the first sentence of said Section and inserting the text "A-3" in lieu thereof and (ii) inserting the text ", with the A-2 TL Percentage of such amount to be applied as a repayment of the A-2 Term Loans" immediately after the text "A-1 Term Loans" in the parenthetical of the first sentence of said Section.

        26.   Section 4.02(B)(a) of the Credit Agreement is hereby amended by (i) deleting the word "and" immediately following the text "A-1 Term Loans" appearing in said Section and inserting a comma in lieu thereof and (ii) inserting the text "and A-3 Term Loans" immediately after the text "A-2 Term Loans" appearing in said Section.

        27.   Section 4.02(B)(b) of the Credit Agreement is hereby amended by (i) deleting the text "and" appearing at the end of clause (x) of the first proviso of said Section and inserting a comma in lieu thereof and (ii) inserting the text "and (z) in the case of a Borrowing of Euro Denominated Term Loans, the Borrower shall cooperate with the Administrative Agent in selecting Interest Periods so as to align such Borrowing, as promptly as practicable, with the Interest Period applicable to one or more other Borrowings of such Euro Denominated Term Loans" immediately preceding the semicolon at the end of clause (y) of the first proviso of said Section.

        28.   Section 4.03 of the Credit Agreement is hereby amended by inserting the text "Euro Denominated Loans and" immediately preceding the text "Euro Denominated Letters of Credit" appearing in subclause (iii) of said Section.

        29.   Section 6.05 of the Credit Agreement is hereby amended by inserting the text "incurred on the Initial Borrowing Date" immediately following the text "The proceeds of all Term Loans" appearing in clause (a) of said Section.

        30.   The definition of "Borrowing" appearing in Section 10 of the Credit Agreement is hereby amended by (i) inserting the reference "(i)" immediately preceding the text "the incurrence of one Type" appearing in said definition and (ii) inserting the text "and (ii) the conversion of A-2 Term Loans into A-3 Term Loans in accordance with the requirements of Section 1.01(D)" immediately preceding the semicolon appearing in said definition.

        31.   The definition of "Euro Denominated Loan" appearing in Section 10 of the Credit Agreement is hereby amended by inserting the text "each A-3 Term Loan," immediately after the text "which shall include" appearing in said definition.

        32.   The definition of "Euro Equivalent" appearing in Section 10 of the Credit Agreement is hereby amended by inserting the text "1.01(D), 4.02(A)(b)(iii) or" immediately preceding the reference "12.17" appearing in said Section.

        33.   The definition of "Euro LIBOR" appearing in Section 10 of the Credit Agreement is hereby amended by (i) inserting the text "and Euro Denominated Term Loans" immediately after the first reference to "Euro Denominated Revolving Loans" appearing in said definition, (ii) deleting the text "the Euro Denominated Revolving Loan" appearing in clause (ii) of said definition and inserting the text "the Euro Denominated Loan" in lieu thereof and (iii) inserting the text "the greatest amount of

7

outstanding A-3 Term Loans or" immediately preceding the text "the largest Revolving Loan Commitment" appearing in the proviso of said Section.

        34.   The definition of "Excess Cash Flow" appearing in Section 10 of the Credit Agreement is hereby amended by (i) deleting the text "A-2" appearing in clause (D) of said definition and inserting the text "A-3" in lieu thereof and (ii) inserting the text ", a Scheduled A-2 Repayment" immediately following the text "Scheduled A-1 Repayment" appearing in clause (D) of said definition.

        35.   The definition of "Facility" appearing in Section 10 of the Credit Agreement is hereby amended by inserting the text ", the A-3 Term Loan Facility" immediately after the text "A-2 Term Loan Facility" appearing in said definition.

        36.   The definition of "Loan" appearing in Section 10 of the Credit Agreement is hereby amended by inserting the text "each A-3 Term Loan," immediately after the text "each A-2 Term Loan," appearing in said definition.

        37.   The definition of "Maturity Date" appearing in Section 10 of the Credit Agreement is hereby amended by inserting the text ", the A-3 Term Loan Maturity Date" immediately after to the text "the A-2 Term Loan Maturity Date" appearing in said definition.

        38.   The definition of "Minimum Borrowing Amount" appearing in Section 10 of the Credit Agreement is hereby amended by (x) redesignating clauses (iii) and (iv) of said definition as clauses (iv) and (v), respectively and (y) inserting the text "(iii) in the case of A-3 Term Loans, €1,000,000," immediately after clause (ii) of said definition.

        39.   The definition of "Note" appearing in Section 10 of the Credit Agreement is hereby amended by inserting the text ", each A-3 Term Note" immediately after the text "each A-2 Term Note" appearing in said definition.

        40.   The definition of "Scheduled Repayment" appearing in Section 10 of the Credit Agreement is hereby amended by (i) deleting the text "A-2" appearing in said definition and inserting the text "A-3" in lieu thereof and (ii) inserting the text ", any Scheduled A-2 Repayment" immediately after the text "Scheduled A-1 Repayment" appearing in said definition.

        41.   The definition of "Term Loan" appearing in Section 10 of the Credit Agreement is hereby amended by (i) deleting the text "A-2" appearing in said definition and inserting the text "A-3" in lieu thereof and (ii) inserting the text ", each A-2 Term Loan" immediately after the text "A-1 Term Loan" appearing in said definition.

        42.   The definition of "Term Loan Facilities" appearing in Section 10 of the Credit Agreement is hereby amended by (i) deleting the text "A-2" appearing in said definition and inserting the text "A-3" in lieu thereof and (ii) inserting the text ", the A-2 Term Loan Facility" immediately after the text "the A-1 Term Loan Facility" appearing in said definition.

        43.   Section 10 of the Credit Agreement is hereby further amended by inserting in the appropriate alphabetical order the following new definitions:

          "A-2 Term Loan Conversion" shall have the meaning provided in Section 1.01(D)(c).

          "A-2 Term Loan Conversion Amount" shall have the meaning provided in Section 1.01(D)(b).

          "A-2 Term Loan Conversion Date" shall have the meaning provided in Section 1.01(D)(b).

          "A-2 Term Loan Conversion Notice" shall have the meaning provided in Section 1.14(D)(b).

          "A-2 Term Loan Conversion Response Notice" shall have the meaning provided in Section 1.14(D)(b).

          "A-3 Term Loan" shall have the meaning provided in Section 1.01(D)(a).

8

          "A-3 Term Loan Facility" shall mean the Facility evidenced by the A-3 Term Loans.

          "A-3 Term Loan Maturity Date" shall mean October 3, 2008.

          "A-3 Term Note" shall have the meaning provided in Section 1.05(a).

          "A-3 TL Percentage" shall mean, at any time, a fraction (expressed as a percentage) the numerator of which is equal to the aggregate Principal Amount of all A-3 Term Loans outstanding at such time and the denominator of which is equal to the aggregate Principal Amount of all Term Loans outstanding at such time.

          "Euro Denominated Term Loan" shall mean a Term Loan bearing interest at Euro LIBOR and denominated in Euros (i.e., an A-3 Term Loan).

          "Scheduled A-3 Repayment" shall have the meaning provided in Section 4.02(A)(b)(iii).

        44.   Section 12.04(b) of the Credit Agreement is hereby amended by (i) inserting the text "(in the case of an assignment of A-3 Term Loans, using the U.S. Dollar Equivalent of such A-3 Term Loans)" immediately after the text "(i) $1,000,000, in the case of Term Loans" appearing in clause (y) of said Section and in clause (i) of the first proviso of said Section and (ii) inserting the text "(in the case of an assignment of A-3 Term Loans, using the U.S. Dollar Equivalent of such A-3 Term Loans)" immediately after the text "Related Funds is less than $1,000,000" appearing in clause (ii) of the first proviso of said Section.

        45.   Section 12.04 of the Credit Agreement is hereby further amended by (i) inserting the text "for the benefit of such trustee and/or investors" immediately following the text "Loans to its trustee" in clause (c) of said Section, (ii) deleting the word "trustee" immediately preceding the period at the end of clause (c) of said Section and inserting the text "such trustee and/or investors in lieu thereof and (iii) deleting clause (d) of said Section in its entirety.

        46.   Exhibit K to the Credit Agreement is hereby amended by deleting same in its entirety and inserting in lieu thereof a new Exhibit K in the form of Exhibit K attached hereto.

        47.   The Credit Agreement is hereby further amended by adding Exhibit B-5 thereto in the form of Exhibit B-5 attached hereto.

II.    Miscellaneous Provisions.

        1.     In order to induce DBAG to enter into this Amendment, the Borrower hereby represents and warrants that (i) no Default or Event of Default exists as of the First Amendment Effective Date (as defined below), both before and after giving effect to this Amendment and (ii) all of the representations and warranties contained in the Credit Agreement or the other Credit Documents are true and correct in all material respects on the First Amendment Effective Date both before and after giving effect to this Amendment, with the same effect as though such representations and warranties had been made on and as of the First Amendment Effective Date (it being understood that any representation or warranty made as of a specific date shall be true and correct in all material respects as of such specific date).

        2.     This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement or any other Credit Document.

        3.     This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Borrower and the Administrative Agent.

9

        4.     THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

        5.     This Amendment shall become effective on the date (the "First Amendment Effective Date") when each of the following conditions shall have been satisfied (i) the Administrative Agent shall have received for the account of DBAG an A-3 Term Note, in the form of Exhibit A-5 and (ii) the Borrower and DBAG shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile transmission) the same to White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036 Attention: May Yip-Daniels (facsimile number 212-354-8113).

        6.     From and after the First Amendment Effective Date, all references in the Credit Agreement and each of the other Credit Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as modified hereby.

*    *    *

10

        IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

DADE BEHRING HOLDINGS, INC.,
By:
Name: Title:
DADE BEHRING INC.
By:
Name: Title:
DEUTSCHE BANK AG, NEW YORK BRANCH, Individually and as Administrative Agent
By:
Name: Title:
By:
Name: Title:

11

EXHIBIT B-5

FORM OF A-3 TERM NOTE

€	New York, New York

        FOR VALUE RECEIVED, DADE BEHRING INC., a Delaware corporation (the "Borrower"), hereby promises to pay to                        or its registered assigns (the "Lender"), in lawful money of the United States of America in immediately available funds, at the appropriate Payment Office (as defined in the Agreement referred to below) initially located at 90 Hudson Street, Jersey City, NJ 07302 on the A-3 Term Loan Maturity Date (as defined in the Agreement) the principal sum of                        EUROS (€                        or, if less, the unpaid principal amount of all A-3 Term Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement.

        The Borrower promises also to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in Section 1.08 of the Agreement. All payments pursuant to this Note shall be made in accordance with requirements of Sections 4.03 and 4.04 of the Agreement.

        This Note is one of the A-3 Term Notes referred to in the Credit Agreement, dated as of October 3, 2002, among Dade Behring Holdings, Inc., the Borrower, the financial institutions from time to time party thereto (including the Lender), Deutsche Bank Securities Inc., as Lead Arranger and Lead Book Runner, Deutsche Bank AG, New York Branch, as Administrative Agent, and General Electric Capital Corporation and The Royal Bank of Scotland PLC, as Syndication Agents (as amended, modified, restated and/or supplemented from time to time, the "Agreement") and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement). This Note is secured by the Security Documents (as defined in the Agreement) and is entitled to the benefits of the Guaranties (as defined in the Agreement). This Note is subject to voluntary prepayment and mandatory repayment prior to the A-3 Term Loan Maturity Date, in whole or in part, as provided in the Agreement, and A-3 Term Loans may be converted from one Type (as defined in the Agreement) into another Type to the extent provided in the Agreement.

        In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Agreement.

        The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

        THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

DADE BEHRING INC.
By
Title:

EXHIBIT K

FORM OF ASSIGNMENT
AND
ASSUMPTION AGREEMENT(1)

        This Assignment and Assumption Agreement (the "Assignment"), is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the "Assignor") and [[the] [each] Assignee identified in item [2] [3] below ([the] [each an] "Assignee"). [It is understood and agreed that the rights and obligations of such Assignee hereunder are several and not joint]. Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex I hereto (the "Standard Terms and Conditions") are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

        For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the][each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor's rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor's outstanding rights and obligations under the respective Tranches identified below (including, to the extent included in any such Tranches, Letters of Credit and Swingline Loans) (the "Assigned Interest"). [Such] [Each] sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:
[2.	Assignee:	](2)
[2.][3.]	Credit Agreement:
Credit Agreement, dated as of October 3, 2002, among Dade Behring Holdings, Inc., the Borrower, the lending institutions from time to time party thereto, Deutsche Bank Securities Inc., as Lead Arranger and Lead Book Runner, Deutsche Bank AG, New York Branch, as Administrative Agent, and General Electric Capital Corporation and The Royal Bank of Scotland PLC, as Syndication Agents (such Credit Agreement, as in affect on the date of this Assignment, being herein called the "Credit Agreement").

(1)
This form of Assignment and Assumption Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.

(2)
Item 2 should list the Assignee if the form is used for a single Assignee. In the case of an assignment to funds managed by the same or related investment managers, the Assignees should be listed in the table under bracketed item 3.

[3.        Assigned Interest:(3)

	Tranche Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage of Assigned Commitment/ Loans(4)
[Name of Assignee]		[$][€]	[$][€]	%
[Name of Assignee]		[$][€]	[$][€]	%]

[4.        Assigned Interest:(5)

Tranche Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage of Assigned Commitment/ Loans(6)
Revolving Loan Commitment/ Revolving Loans	[$][€]	[$][€]	%
A-1 Term Loans	$	$	%
A-2 Term Loans	$	$	%]
A-3 Term Loans	€	€	%]

(3)
Insert this chart if this Form of Assignment and Acceptance is being used for assignment to funds managed by the same or related investment managers.

(4)
Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder for the respective Tranche.

(5)
Insert this chart if this Form of Assignment and Acceptance is being used by a Lender for an assignment to a single Assignee.

(6)
Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

[5.][6.]	Rate of Interest to the Assignee:	As set forth in Section 1.08 of the Credit Agreement (unless otherwise agreed to by the Assignor and the Assignee).(7)
[6.][7.]	Commitment Fee to the Assignee:	As set forth in Section 3.01(a) of the Credit Agreement (unless otherwise agreed to by the Assignor and the Assignee).(8)
[7.][8.]	Letter of Credit Fee to the Assignee:	As set forth in Section 3.01(b) of the Credit Agreement (unless otherwise agreed to by the Assignor and the Assignee).(9)
Effective Date , , 200 .		Payment Instructions:

Attention:
Reference:
Address for Notices:

Relationship Contact:

(7)
The Borrower and the Administrative Agent shall direct the entire amount of the interest to the Assignee at the rate set forth in Section 1.08 of the Credit Agreement, with the Assignor and Assignee effecting any agreed upon sharing of interest through payments by the Assignee to the Assignor.

(8)
Insert "Not Applicable" in lieu of text if no portion of the Total Revolving Loan Commitment is being assigned. Otherwise, the Borrower and the Administrative Agent shall direct the entire amount of the Commitment Fee to the Assignee at the rate set forth in Section 3.01(a) of the Credit Agreement, with the Assignor and the Assignee effecting any agreed upon sharing of the Commitment Fee through payment by the Assignee to the Assignor.

(9)
Insert "Not Applicable" in lieu of text if no portion of the Total Revolving Loan Commitment is being assigned. Otherwise, the Borrower and the Administrative Agent shall direct the entire amount of the Letter of Credit Fees to the Assignee at the rate set forth in Section 3.01(b) of the Credit Agreement, with the Assignor and the Assignee effecting any agreed upon sharing of the Letter of Credit Fees through payment by the Assignee to the Assignor.

3

        The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]		ASSIGNEE(10) [NAME OF ASSIGNEE]
By:		By:
	Name: Title:		Name: Title:
[Consented to and](11) Accepted: DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent
By:
Name: Title:
By:
Name: Title:
[DADE BEHRING INC.
By:
Name: Title:](12)
[[NAME OF EACH LETTER OF CREDIT ISSUER], as Letter of Credit Issuer
By:
Name: Title:](13)
[DEUTSCHE BANK AG, NEW YORK BRANCH, as Swingline Lender
By:
Name: Title:
By:
Name: Title:(14)

(10)
Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

(11)
Insert only if assignment is being made pursuant to Section 12.04(b)(y) of the Credit Agreement.

(12)
Insert only if (i) no Event of Default or Default under Section 9.01 or 9.05 of the Credit Agreement is then in existence, (ii) assignment is being made pursuant to 12.04(b)(y) of the Credit Agreement and (iii) assignment is not being made within four weeks of the Initial Borrowing Date and as part of the primary syndication of the Loans and Commitments.

(13)
Insert for any assignment of a Revolving Loan Commitment pursuant to clause (x) or (y) of Section 12.04(b) of the Credit Agreement.

(14)
Insert for any assignment of a Revolving Loan Commitment pursuant to clause (x) or (y) of Section 12.04(b) of the Credit Agreement.

4

ANNEX I

Dade Behring, Inc.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND
ASSUMPTION AGREEMENT

        1.    Representations and Warranties.

        1.1.    Assignor.    The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto, other than this Assignment, or any collateral thereunder, (iii) the financial condition of Holdings or any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Holdings or any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Documents.

        1.2.    Assignee.    [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Transferee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01(a) thereof as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision and (v) if it is organized under the laws of a jurisdiction outside the United States, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [each] Assignee; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent, the Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes each of, the Administrative Agent, the Syndication Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Syndication Agent, the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; (d) confirms that it is (I) a Lender, (II) a parent company and/or an affiliate of the Assignor which is at least 50% owned by the Assignor or its parent company, (III) in the event the Assignor is a fund that invests in bank loans, a fund that invests in bank loans and is managed by the same investment advisor of the Assignor or by an affiliate of such investment advisor or (IV) an Eligible Transferee under Section 12.04(b) of the Credit Agreement; [and] (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender[; and (f) attaches the forms described in Section 12.04(b) of the Credit Agreement].(15)

        2.    Payment.    From and after the Effective Date, the Administrative Agent shall make all payment in respect to the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

        3.    General Provisions.    This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS).

(15)
Include bracketed language if the Assignee is organized under the laws of a jurisdiction outside the United States.

EXHIBIT 3.2

SECOND AMENDMENT AND CONSENT TO CREDIT AGREEMENT
AND CONSENT TO SECURITY AGREEMENT

        SECOND AMENDMENT AND CONSENT TO CREDIT AGREEMENT AND CONSENT TO SECURITY AGREEMENT (collectively, this "Second Amendment"), dated as of October 7, 2003, among DADE BEHRING HOLDINGS, INC., a Delaware corporation ("Holdings"), DADE BEHRING INC., a Delaware corporation (the "Borrower"), various Subsidiaries of Holdings, the lenders from time to time party to the Credit Agreement referred to below (the "Lenders"), GENERAL ELECTRIC CAPITAL CORPORATION and THE ROYAL BANK OF SCOTLAND PLC, as Syndication Agents (in such capacity, the "Syndication Agents"), DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent (in such capacity, the "Administrative Agent") and DEUTSCHE BANK AG, NEW YORK BRANCH, as Collateral Agent (in such capacity, the "Collateral Agent"). Unless otherwise indicated, all capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Credit Agreement referred to below.

W I T N E S S E T H:

        WHEREAS, Holdings, the Borrower, the Lenders, the Syndication Agents and the Administrative Agent are parties to a Credit Agreement, dated as of October 3, 2002 (as amended, modified and/or supplemented to, but not including, the date hereof, the "Credit Agreement");

        WHEREAS, Holdings, the Borrower, certain other Subsidiaries of Holdings and the Collateral Agent are parties to a Security Agreement, dated as of October 3, 2002 (as amended, modified and/or supplemented to, but not including, the date hereof, the "Security Agreement"); and

        WHEREAS, subject to the terms and conditions of this Second Amendment, (i) the Lenders wish to grant certain consents to the provisions of the Credit Agreement and the Security Agreement and (ii) the parties hereto wish to amend the Credit Agreement, in each case as herein provided;

        NOW, THEREFORE, it is agreed:

I.    Amendments and Consents to Credit Agreement and Security Agreement.

        1.     Section 1.01 of the Credit Agreement is hereby amended by inserting the following new clause (E) at the end of said Section:

          "(E) (I) Subject to and upon the terms and conditions set forth herein, (i) each Consenting A Term Lender severally agrees to convert (the "A Term Loan Conversion"), on the Second Amendment Effective Date, all A-1 Term Loans and A-2 Term Loans of such Consenting A Term Lender outstanding on the Second Amendment Effective Date (immediately prior to giving effect thereto) into new term loans hereunder (each such term loan, a "Converted B Term Loan" and, collectively, the "Converted B Term Loans") and (ii) each Lender with a B Term Loan Commitment severally agrees to make, on the Second Amendment Effective Date, a term loan or term loans (each, an "Additional B Term Loan" and, collectively, the "Additional B Term Loans", and, together with the Converted B Term Loans, the "B Term Loans") to the Borrower, which B Term Loans:

            (i)    shall be denominated in Dollars;

            (ii)   except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that (x) except as otherwise specifically provided in Section 1.10(b), all B Term Loans made pursuant to the same Borrowing shall at all times consist of B Term Loans of the same Type and (y) Borrowings of B Term Loans on the Second Amendment Effective Date shall be subject to the rules set forth in clause (II) below; and

            (iii)  shall not exceed for any Lender, in initial principal amount, that amount which equals the sum of (x) the aggregate principal amount of the A-1 Term Loans and A-2 Term Loans, if any, made by such Lender and outstanding on the Second Amendment Effective Date (immediately prior to giving effect thereto) as set forth on Schedule I hereto under the heading "Converted B Term Loans" and (y) the B Term Loan Commitment of such Lender (if any) as in effect on the Second Amendment Effective Date (before giving effect to any reductions thereto on such date pursuant to Section 3.03(f)).

          Once repaid, B Term Loans may not be reborrowed.

            (II)  (A) Each Borrowing of A-1 Term Loans and A-2 Term Loans existing on the Second Amendment Effective Date immediately prior to the A Term Loan Conversion and maintained as Eurodollar Loans (each, an "Existing A Term Loan Borrowing") shall, upon the occurrence of the A Term Loan Conversion, be deemed to be a new Borrowing of B Term Loans for all purposes of this Agreement, (B) each such newly-deemed Borrowing of B Term Loans shall be subject to the same Interest Period (and Eurodollar Rate) as the Existing A Term Loan Borrowing to which it relates, (C) Additional B Term Loans shall be initially incurred as Eurodollar Loans which shall be proportionately added to (and thereafter be deemed to constitute a part of) each such newly-deemed Borrowing of B Term Loans and (D) in connection with the A Term Loan Conversion and the incurrence of Additional B Term Loans pursuant to Section 1.01(E)(I), the Administrative Agent shall (and is hereby authorized to) take all appropriate actions to ensure that all Lenders with outstanding B Term Loans (after giving effect to the A Term Loan Conversion and the incurrence of Additional B Term Loans pursuant to Section 1.01(E)(I)) participate in each newly-deemed Borrowing of B Term Loans on a pro rata basis (based upon their respective B Term Loan Borrowing Amounts as in effect on the Second Amendment Effective Date).

            (III) In connection with the A Term Loan Conversion and the incurrence of Additional B Term Loans pursuant to Section 1.01(E)(I), the Lenders and the Borrower hereby agree that, notwithstanding anything to the contrary contained in this Agreement, if requested by any Lender which "match funds", the Borrower shall pay to such Lender such amounts necessary, as reasonably determined by such Lender, to compensate such Lender for making or "funding" (by way of conversion) such B Term Loans during an existing Interest Period (rather than at the beginning of the respective Interest Period, based upon the rates then applicable thereto).

            (IV) On and after the Second Amendment Effective Date, each Consenting A Term Lender which holds an A-1 Term Note or A-2 Term Note, as the case may be, shall be entitled to surrender such A-1 Term Note or A-2 Term Note to the Borrower against delivery of a B Term Note completed in conformity with Section 1.05; provided that if any such A-1 Term Note or A-2 Term Note is not so surrendered, then from and after the Second Amendment Effective Date such A-1 Term Note or A-2 Term Note, as the case may be, shall be deemed to evidence the Converted B Term Loans into which the A-1 Term Loans or A-2 Term Loans theretofore evidenced by such A-1 Term Note or A-2 Term Note have been converted.".

        2.     Section 1.04(a) of the Credit Agreement is hereby amended by deleting the parenthetical "(or, in the case of Swingline Loans, DBAG shall make available the full amount thereof)" appearing in the first sentence of said Section and inserting the text "(or, (I) in the case of Swingline Loans, DBAG shall make available the full amount thereof and (II) in the case of Additional B Term Loans, each Lender with a B Term Loan Commitment will make available an amount thereof equal to its B Term Loan Commitment on the Second Amendment Effective Date)" in lieu thereof.

        3.     Section 1.05(a) of the Credit Agreement is hereby amended by (i) inserting the text "(iv) if B Term Loans, by a promissory note substantially in the form of Exhibit B-6, with blanks appropriately

2

completed in conformity therewith (each, a "B Term Note" and, collectively, the "B Term Notes")," immediately after the comma appearing at the end of clause (iii) of said Section and (ii) redesignating clauses (iv) and (v) of said Section as clauses (v) and (vi), respectively.

        4.     Section 1.05 of the Credit Agreement is hereby further amended by inserting the following new clause (i) immediately following clause (h) of said Section:

          "(i) The B Term Note issued to each Lender shall (i) be executed by the Borrower, (ii) be payable to the order of such Lender or its registered assigns and be dated the date of issuance thereof, (iii) be in a stated Principal Amount (expressed in U.S. Dollars) equal to the sum of the B Term Loan Commitment of such Lender on the Second Amendment Effective Date before giving effect to any reductions thereto on such date plus the aggregate Principal Amount of all Converted B Term Loans of such Lender on the Second Amendment Effective Date (or, in the case of any B Term Note issued after the Second Amendment Effective Date, in a stated Principal Amount equal to the outstanding Principal Amount of the B Term Loans of such Lender on the date of issuance thereof) and be payable in the Principal Amount of B Term Loans evidenced thereby from time to time, (iv) mature on the B Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.".

        5.     Section 1.07 of the Credit Agreement is hereby amended by inserting the text ", B Term Loan Borrowing Amounts" immediately after the text "A-2 Term Loan Commitments" appearing in said Section.

        6.     Section 1.09 of the Credit Agreement is hereby amended by (i) deleting the text "and 1.01(A)(c)(iii)(y)(1)" appearing in said Section and inserting the text ", 1.01(A)(c)(iii)(y)(1) and 1.01(E)(I)(ii)(y)" in lieu thereof, (ii) deleting each instance of the text "A-1 Term Loans, A-2 Term Loans or A-3 Term Loans" appearing in subclause (viii) of said Section and inserting the text "A-1 Term Loans, A-2 Term Loans, A-3 Term Loans or B Term Loans" in lieu thereof and (iii) deleting the text "or (iii)" appearing in subclause (viii) of said Section and inserting the text ", (iii) or (iv)" in lieu thereof.

        7.     Section 3.01(e) of the Credit Agreement is hereby amended by (i) deleting each instance of the text "A-1 Term Loans, A-2 Term Loans and A-3 Term Loans" appearing in said Section and inserting the text "A-1 Term Loans, A-2 Term Loans, A-3 Term Loans and B Term Loans" in lieu thereof and (ii) deleting the text "A-1 Term Loans, A-2 Term Loans and/or A-3 Term Loans" appearing in said Section and inserting the text "A-1 Term Loans, A-2 Term Loans, A-3 Term Loans and/or B term Loans" in lieu thereof.

        8.     Section 3.03 of the Credit Agreement is hereby amended by (i) inserting the text "(other than the Total B Term Loan Commitment, which shall terminate on October 10, 2003, unless the Second Amendment Effective Date has occurred on or before such date)" immediately following the text "The Total Commitment" appearing in clause (a) of said Section, (ii) inserting the text ", the Total B Term Loan Commitment" immediately after the text "Total A-2 Term Loan Commitment" appearing in clause (e) of said Section, (iii) inserting the text ", the B Term Loan Commitment" immediately after the text "the A-2 Term Loan Commitment" appearing in clause (e) of said Section and (iv) inserting the following new clause (f) immediately following clause (e) of said Section:

          "(f) The Total B Term Loan Commitment shall terminate in its entirety on the Second Amendment Effective Date (immediately after giving effect to the incurrence of Additional B Term Loans on such date).".

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        9.     Section 4.01(a) of the Credit Agreement is hereby amended by (i) inserting the text "B Term Loans," immediately following the text "A-3 Term Loans," appearing in clause (i) of said Section, (ii) by deleting clause (v) appearing in said Section in its entirety and inserting the following new clause (v) in lieu thereof:

  "(v) each voluntary prepayment of Term Loans pursuant to this Section 4.01(a) shall be applied to the A-1 Term Loans, A-2 Term Loans, A-3 Term Loans and B Term Loans on a pro rata basis (with the A-1 TL Percentage of the aggregate amount of such prepayment to be applied as a prepayment of the A-1 Term Loans, with the A-2 TL Percentage of the aggregate amount of such prepayment to be applied as a prepayment of the A-2 Term Loans, the A-3 TL Percentage of the aggregate amount of such prepayment to be applied as a prepayment of the A-3 Term Loans and the B TL Percentage of the aggregate amount of such prepayment to be applied as a prepayment of the B Term Loans);"

and (iii) deleting the text "and A-3 Term Loans" appearing in clause (vi) of said Section and inserting the text ", A-3 Term Loans and B Term Loans" in lieu thereof

        10.   Section 4.02(A)(b) of the Credit Agreement is hereby amended by inserting the following new clause (iv) at the end of said Section:

          "(iv) The Borrower shall be required to repay the Principal Amount of B Term Loans on each date set forth below in the amount set forth opposite such date below (each such repayment, as the same may be reduced as provided in Section 4.01 and 4.02(B), a "Scheduled B Repayment"):

Scheduled B Repayment Date	Amount
the last Business Day in December, 2006	$20,451,349.10
the last Business Day in March, 2007	$20,451,349.10
the last Business Day in June, 2007	$20,451,349.10
the last Business Day in September, 2007	$20,451,349.10
the last Business Day in December, 2007	$69,770,712.06
the last Business Day in March, 2008	$69,770,712.06
the last Business Day in June, 2008	$69,770,712.06
B Term Loan Maturity Date	$69,770,532.06".

        11.   Section 4.02(A)(c) of the Credit Agreement is hereby amended by (i) deleting the text "A-3" in each instance where it appears in the first parenthetical of the first sentence of said Section and inserting the text "B" in lieu thereof and (ii) inserting the text ", with the A-3 TL Percentage of such amount to be applied as a repayment of the A-3 Term Loans" immediately after the text "A-2 Term Loans" in the first parenthetical of the first sentence of said Section.

        12.   Section 4.02(A)(d) of the Credit Agreement is hereby amended by (i) inserting the text "(w) any proceeds received from a Qualified Offering, to the extent (and only to the extent) actually utilized to redeem Rollover Senior Subordinated Notes in accordance with the requirements of clause (x) of the proviso appearing in Section 8.13(i)," immediately preceding clause (x) appearing in the second parenthetical of the first sentence of said Section, (ii) deleting the text "A-3" in each instance where it appears in the first sentence of said Section and inserting the text "B" in lieu thereof and (iii) inserting the text ", with the A-3 TL Percentage of such amount to be applied as a repayment of the A-3 Term Loans" immediately after the text "A-2 Term Loans" appearing in the first sentence of said Section.

        13.   Section 4.02(A)(e) of the Credit Agreement is hereby amended by (i) deleting the text "A-3" in each instance where it appears in the first sentence of said Section and inserting the text "B" in lieu thereof and (ii) inserting the text ", with the A-3 TL Percentage of such amount to be applied as a

4

repayment of the A-3 Term Loans" immediately after the text "A-2 Term Loans" appearing in the first sentence of said Section.

        14.   Notwithstanding anything to the contrary contained in Section 4.02(A)(e) of the Credit Agreement or elsewhere in the Credit Agreement, the proceeds of all Additional B Term Loans shall be applied on the Second Amendment Effective Date (as defined below) exclusively to repay in full all outstanding A-1 Term Loans and A-2 Term Loans of Non-Consenting A Term Lenders (and shall not be applied to repay any outstanding A-3 Term Loans).

        15.   Section 4.02(A)(f) of the Credit Agreement is hereby amended by (i) deleting the text "50%" appearing in said Section and inserting the text "the Applicable Excess Cash Flow Percentage" in lieu thereof, (ii) deleting the text "A-3" in each instance where it appears in said Section and inserting the text "B" in lieu thereof and (iii) inserting the text ", with the A-3 TL Percentage of such amount to be applied as a repayment of the A-3 Term Loans" immediately after the text "A-2 Term Loans" appearing in said Section.

        16.   Section 4.02(A)(g) of the Credit Agreement is hereby amended by (i) deleting the text "A-3" in each instance where it appears in the second parenthetical of the first sentence of said Section and inserting the text "B" in lieu thereof and (ii) inserting the text ", with the A-3 TL Percentage of such amount to be applied as a repayment of the A-3 Term Loans" immediately after the text "A-2 Term Loans" appearing in the second parenthetical of the first sentence of said Section.

        17.   Section 4.02(A)(i) of the Credit Agreement is hereby amended by (i) deleting the text "A-3" in each instance where it appears in the parenthetical of the first sentence of said Section and inserting the text "B" in lieu thereof and (ii) inserting the text ", with the A-3 TL Percentage of such amount to be applied as a repayment of the A-3 Term Loans" immediately after the text "A-2 Term Loans" appearing in the parenthetical of the first sentence of said Section.

        18.   Section 4.02(B)(a) of the Credit Agreement is hereby amended by (i) deleting the word "and" appearing immediately after the text "A-2 Term Loans" appearing in said Section and inserting a comma in lieu thereof, and (ii) inserting the text "and B Term Loans" immediately after the text "A-3 Term Loans" appearing in said Section.

        19.   Section 6.05(a) of the Credit Agreement is hereby amended by inserting the following new sentence at the end of said Section:

  "All proceeds of the Additional B Term Loans shall be used on the Second Amendment Effective Date to repay outstanding A-1 Term Loans and A-2 Term Loans of Non-Consenting A Term Lenders (if any).".

        20.   Section 6.15(a) of the Credit Agreement is hereby amended by deleting the amount "$50,000,000" appearing in said Section and inserting the amount "$75,000,000" in lieu thereof.

        21.   Section 7.08 of the Credit Agreement is hereby amended by deleting the amount "$50,000,000" appearing in said Section and inserting the amount "$75,000,000" in lieu thereof.

        22.   Section 7 of the Credit Agreement is hereby amended by inserting the following new Section 7.19 immediately following Section 7.18 thereof:

          "7.19 Bermuda Subsidiary Guarantor. At the time of the formation of the Bermuda Subsidiary Guarantor, (I) the Bermuda Subsidiary Guarantor shall (x) enter into a guaranty substantially in the form of the U.S. Subsidiary Guaranty (with such changes thereto as are recommended by local counsel reasonably satisfactory to the Administrative Agent) (as amended, modified, restated and/or supplemented from time to time, the "Bermuda Subsidiary Guaranty") and otherwise in form and substance reasonably satisfactory to the Administrative Agent and (y) enter into a pledge agreement substantially in the form of the U.S. Pledge Agreement (with such changes thereto as

5

  are recommended by local counsel reasonably satisfactory to the Administrative Agent) (as amended, modified, restated and/or supplemented from time to time, the "Bermuda Subsidiary Pledge Agreement") and otherwise in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which the Bermuda Subsidiary Guarantor shall pledge to the Collateral Agent for the benefit of the Secured Creditors any and all promissory notes and Equity Interests owned thereby, (II) the Borrower shall enter into a pledge agreement substantially in the form of the U.S. Pledge Agreement (with such changes thereto as are recommended by local counsel reasonably satisfactory to the Administrative Agent) (as amended, modified, restated and/or supplemented from time to time the "Borrower Local Law Bermuda Pledge Agreement") and otherwise in form and substance reasonably satisfactory to the Administrative Agent pursuant to which the Borrower shall pledge to the Collateral Agent for the benefit of the Secured Creditors 100% of the Equity Interests of the Bermuda Subsidiary Guarantor, (III) the Bermuda Subsidiary Guarantor and the Borrower shall have taken all other actions necessary, or in the opinion of the Collateral Agent, desirable, to perfect and/or render enforceable the security interests purported to be created pursuant to the Bermuda Subsidiary Pledge Agreement and the Borrower Local Law Bermuda Pledge Agreement (including, without limitation, the payment of filing fees and transfer taxes) and (IV) if requested by the Administrative Agent, a legal opinion from Bermudan counsel reasonably satisfactory to the Administrative Agent covering the matters described in this Section 7.19 and otherwise in form and substance reasonably satisfactory to the Administrative Agent.".

        23.   Section 8.01 of the Credit Agreement is hereby amended by inserting the following new clause (d) immediately following clause (c) thereof:

          "(d) Notwithstanding anything to the contrary contained in this Agreement, the Bermuda Subsidiary Guarantor will not engage in any business and will not own any assets or any cash or Cash Equivalents (other than its ownership of certain promissory notes received in connection with the European Reorganization) or have any liabilities (other than those liabilities for which it is responsible under the Credit Documents to which it is a party), provided that the Bermuda Subsidiary Guarantor may (I) receive and hold cash and Cash Equivalents from its Subsidiaries and/or its Affiliates, so long as same are promptly (and in any event within one Business Day of receipt thereof) loaned, distributed and/or contributed, to the Borrower and/or its Affiliates in accordance with the requirements of Section 8.06 of this Agreement, and (II) engage in those activities that (i) are incidental to (x) the maintenance of its Company existence in compliance with applicable law, (y) legal, tax and accounting matters in connection with any of the foregoing activities and (z) the entering into, and performing its obligations under, the Credit Documents to which it is a party and (ii) are otherwise expressly permitted by this Agreement (other than pursuant to preceding Section 8.01(a)) and the other Credit Documents to which it is a party.".

        24.   Section 8.02 of the Credit Agreement is hereby amended by (i) deleting the text "and" appearing at the end of clause (x) of said Section, (ii) deleting the period appearing at the end of clause (y) of said Section and inserting the text "; and" in lieu thereof and (iii) inserting the following new clause (z) immediately following clause (y) of said Section:

          "(z) so long as no Default or Event of Default exists both before and after giving effect thereto, the European Reorganization may be consummated in accordance with the requirements of the definition thereof.".

        25.   Section 8.04(f) of the Credit Agreement is hereby amended by deleting clause (f) of said Section in its entirety and inserting the following new clause (f) in lieu thereof:

          "(f) Indebtedness (x) constituting Intercompany Loans to the extent permitted by Section 8.06(g) and (y) owing to the Borrower and/or the Bermuda Subsidiary Guarantor evidenced by promissory notes issued in connection with the European Reorganization;".

        26.   Section 8.06 of the Credit Agreement is hereby amended by inserting the text "other" immediately preceding the second reference to the text "Person" appearing in the preamble of said Section.

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        27.   Section 8.06 of the Credit Agreement is hereby further amended by (i) deleting the text "and" appearing at the end clause (t) of said Section, (ii) deleting the period appearing at the end of clause (u) of said Section and inserting a semicolon in lieu thereof and (iii) inserting the following new clauses (v) and (w) immediately following clause (u):

          "(v) (I) so long as no Default or Event of Default exists both before and after giving effect thereto, the European Reorganization may be consummated in accordance with the requirements of the definition thereof and (II) the Borrower and the Bermuda Subsidiary Guarantor may acquire and hold promissory notes received in connection with the European Reorganization; and

          (w) so long as no Default or Event of Default exists both before and after giving effect thereto, the Borrower may contribute the Equity Interests of Dade Behring Holding GmbH to Foreign Holdco as a capital contribution.".

        28.   Section 8.09(a) of the Credit Agreement is hereby amended by deleting the table appearing in said Section in its entirety and inserting the following new table in lieu thereof:

"Fiscal Year Ending	Amount
December 31, 2003	$110,000,000
December 31, 2004	$130,000,000
December 31, 2005	$130,000,000
December 31, 2006	$130,000,000
December 31, 2007	$131,000,000
December 31, 2008	$130,000,000	".

        29.   Section 8.13(i) of the Credit Agreement is hereby amended by deleting the proviso appearing in said Section in its entirety and inserting the following new text in lieu therof:

  "provided, that (x) if no Default or Event of Default exists or would result therefrom, the net cash proceeds from a Qualified Offering may be used to redeem outstanding Rollover Senior Subordinated Notes, in an aggregate amount not to exceed 35% of the original principal amount of the Rollover Senior Subordinated Notes pursuant to, and in accordance with the requirements of, the "equity clawback" provisions contained in Section 6(b) of the Rollover Senior Subordinated Notes and (y) the Borrower may from time to time (i) redeem outstanding Rollover Senior Subordinated Notes pursuant to, and in accordance with, the call provisions of the Rollover Senior Subordinated Note Indenture and/or (ii) make open market purchases of outstanding Rollover Senior Subordinated Notes for cash, so long as (A) the aggregate amount of cash to used effect such redemptions and purchases pursuant to this clause (y) (including any amounts required to pay related call premiums) does not exceed $50,000,000 and (B) any such Rollover Senior Subordinated Notes so redeemed or purchased are permanently retired by the Borrower".

        30.   The definition of "Applicable Margin" appearing in Section 10 of the Credit Agreement is hereby amended by replacing the table appearing in said definition with the table set forth below:

	Applicable Margins
	A-3 Term Loans		B Term Loans		Revolving Loans		Swingline Loans
Applicable Credit Rating Level	Euro Rate	Base Rate	Euro Rate	Base Rate	Euro Rate	Base Rate	Euro Rate	Base Rate
Rating Level 1	4.00%	N/A	2.50%	1.50%	3.75%	2.75%	4.25%	2.75%
Rating Level 2	4.25%	N/A	2.75%	1.75%	4.00%	3.00%	4.50%	3.00%

        31.   The definition of "Borrowing" appearing in Section 10 of the Credit Agreement is hereby amended by (i) inserting the text "(x)" immediately after the text "provided, that" appearing in said definition and (ii) inserting the text "and (y) the term "Borrowing" shall include the simultaneous

7

conversion of A-1 Term Loans and A-2 Term Loans and the incurrence of Additional B Term Loans on the Second Amendment Effective Date pursuant to a "consolidated" borrowing on the terms provided in Section 1.01(E)" immediately prior to the period appearing at the end of said definition.

        32.   The definition of "Commitment" appearing in Section 10 of the Credit Agreement is hereby amended by inserting the text ", B Term Loan Commitment" immediately after the text "A-2 Term Loan Commitment" appearing in said definition.

        33.   The definition of "Excess Cash Flow" appearing in Section 10 of the Credit Agreement is hereby amended by deleting the text "or a Scheduled A-3 Repayment" appearing in said definition and inserting the text ", a Scheduled A-3 Repayment or a Scheduled B Repayment" in lieu thereof.

        34.   The definition of "Facility" appearing in Section 10 of the Credit Agreement is hereby amended by inserting the text ", the B Term Loan Facility" immediately after the text "A-3 Term Loan Facility" appearing in said definition.

        35.   The definition of "Guaranty" appearing in Section 10 of the Credit Agreement is hereby amended by deleting the text "the" appearing in clause (ii) of said definition and inserting the text "each" in lieu thereof.

        36.   The definition of "Loan" appearing in Section 10 of the Credit Agreement is hereby amended by inserting the text ", each B Term Loan" immediately after the text "A-3 Term Loan" appearing in said definition.

        37.   The definition of "Maturity Date" appearing in Section 10 of the Credit Agreement is hereby amended by inserting the text ", the B Term Loan Maturity Date" immediately after the text "A-3 Term Loan Maturity Date" appearing in said definition.

        38.   The definition of "Note" appearing in Section 10 of the Credit Agreement is hereby amended by (i) deleting the text "and" appearing immediately after the text "A-2 Term Note" appearing in said Section and inserting a comma in lieu thereof and (ii) inserting the text ", each B Term Note" immediately after the text "A-3 Term Note" appearing in said definition.

        39.   The definition of "Pledge Agreements" appearing in Section 10 of the Credit Agreement is hereby amended by inserting the text "the Bermuda Subsidiary Pledge Agreement, the Borrower Local Law Bermuda Pledge Agreement" immediately following the text "U.S. Pledge Agreement," appearing therein.

        40.   The definition of "Scheduled Repayment" appearing in Section 10 of the Credit Agreement is hereby amended by (i) deleting the text "A-3" appearing in said definition and inserting the text "B" in lieu thereof and (ii) inserting the text ", any Scheduled A-3 Repayment" immediately after the text "Scheduled A-2 Repayment" appearing in said definition.

        41.   The definition of "Subsidiary Guarantor" appearing in Section 10 of the Credit Agreement is hereby amended by (i) deleting the text "Wholly-Owned U.S." appearing therein and (ii) inserting the text "relevant" immediately preceding the second reference to "Subsidiary Guaranty" appearing therein.

        42.   The definition of "Subsidiary Guaranty" appearing in Section 10 of the Credit Agreement is hereby amended to read in its entirety as follows:

          "Subsidiary Guaranty" shall mean and include the U.S. Subsidiary Guaranty, the Bermuda Subsidiary Guaranty and any other guaranty executed and delivered by any Subsidiary of the Borrower pursuant to Sections 7.15 and/or 8.15.

        43.   The definition of "Term Loan" appearing in Section 10 of the Credit Agreement is hereby amended by (i) deleting the text "A-3" appearing in said definition and inserting the text "B" in lieu

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thereof and (ii) inserting the text ", each A-3 Term Loan" immediately after the text "A-2 Term Loan" appearing in said definition.

        44.   The definition of "Term Loan Facilities" appearing in Section 10 of the Credit Agreement is hereby amended by (i) deleting the text "A-3" appearing in said definition and inserting the text "B" in lieu thereof and (ii) inserting the text ", the A-3 Term Loan Facility" immediately after the text "the A-2 Term Loan Facility" appearing in said definition.

        45.   The definition of "U.S. Dollar Denominated Loan" appearing in Section 10 of the Credit Agreement is hereby amended by inserting the text ", each B Term Loan" immediately after the text "each A-2 Term Loan" appearing in said definition.

        46.   Section 10 of the Credit Agreement is hereby further amended by inserting in the appropriate alphabetical order the following new definitions:

          "A Term Loan Conversion" shall have the meaning provided in Section 1.01(E).

          "Additional B Term Loans" shall have the meaning provided in Section 1.01(E).

          "Applicable Excess Cash Flow Percentage" shall mean, with respect to any Excess Cash Payment Date, 50%; provided that so long as no Default or Event of Default is then in existence, if on the last day of the Excess Cash Flow Period ending prior to such Excess Cash Payment Date, the Leverage Ratio for the Test Period ending on such day (as established pursuant to the officer's certificate delivered (or required to be delivered) pursuant to Section 7.01(e)) is less than 2.50:1.00, then the Applicable Excess Cash Flow Percentage shall instead be 0%.

          "Bermuda Subsidiary Pledge Agreement" shall have the meaning provided in Section 7.19.

          "Bermuda Subsidiary Guarantor" shall mean, on and after the formation thereof, a Company formed under the laws of Bermuda for the purpose of holding certain promissory notes to be contributed to it in connection with the European Reorganization, which corporation shall at all times be a direct Wholly-Owned Subsidiary of the Borrower.

          "Bermuda Subsidiary Guaranty" shall have the meaning provided in Section 7.19.

          "Borrower Local Law Bermuda Pledge Agreement" shall have the meaning provided in Section 7.19.

          "B Term Loan" shall have the meaning provided in Section 1.01(E).

          "B Term Loan Borrowing Amount" shall mean, with respect to each Lender, the amount set forth opposite such Lender's name in Schedule I directly below the column entitled "B Term Loan Borrowing Amount", as the same may be (x) reduced from time to time as a result of prepayments and repayments pursuant to Section 4.01, 4.02 and/or 10 or (y) adjusted from time to time as a result of assignments of B Term Loans to or from such Lender pursuant to Section 1.13 or 12.04(b).

          "B Term Loan Commitment" shall mean, with respect to each Lender, the amount set forth opposite such Lender's name in Annex I directly below the column entitled "B Term Loan Commitment," as the same may be reduced or terminated pursuant to Section 3.03 and/or 9 or otherwise modified pursuant to Section 1.13 and/or 12.04(b). Notwithstanding the foregoing, if on the Second Amendment Effective Date (immediately prior to the incurrence of Additional B Term Loans on such date) the sum of the B Term Loan Commitments plus the aggregate principal amount of Converted B Term Loans would exceed the aggregate outstanding principal amount of the A-1 Term Loans and A-2 Term Loans immediately prior to the Second Amendment Effective Date, then the B Term Loan Commitment of DBAG shall be reduced by an amount equal to such excess.

9

          "B Term Loan Facility" shall mean the Facility evidenced by the Total B Term Loan Commitment.

          "B Term Loan Maturity Date" shall mean October 3, 2008.

          "B Term Note" shall have the meaning provided in Section 1.05(a).

          "B TL Percentage" shall mean, at any time, a fraction (expressed as a percentage) the numerator of which is equal to the aggregate Principal Amount of all B Term Loans outstanding at such time and the denominator of which is equal to the aggregate Principal Amount of all Term Loans outstanding at such time.

          "Consenting A Term Lender" shall mean each Lender holding outstanding A-1 Term Loans and A-2 Term Loans that has theretofore executed and delivered a counterpart of the Second Amendment to the Administrative Agent on or prior to 5:00 P.M. (New York time) on the later to occur of October 7, 2003 or the Second Amendment Effective Date.

          "Converted B Term Loans" shall have the meaning provided in Section 1.01(E).

          "European Reorganization" shall mean (i) the transfer, contribution and/or sale by the Borrower of the Equity Interests of the Foreign Subsidiaries of the Borrower set forth on Annex II to the Second Amendment to one or more Wholly-Owned Foreign Subsidiaries of the Borrower, so long as after giving effect to each such transfer, contribution and/or sale (or series of transfers, sales and/or contributions that occur substantially contemporaneously), the Borrower shall have received one or more promissory notes in form and substance reasonably satisfactory to the Administrative Agent, in an aggregate principal amount equal to the fair market value (as determined in good faith by senior management of the Borrower) of the Equity Interests so transferred, contributed and/or sold and (ii) the transfer or contribution by the Borrower of promissory notes and/or Intercompany Notes held by the Borrower (including the promissory notes issued as consideration pursuant to the immediately preceding clause (i)) to the Bermuda Subsidiary Guarantor, so long as (x) all such promissory notes and Intercompany Notes are pledged to the Collateral Agent pursuant to the Bermuda Subsidiary Pledge Agreement for the benefit of the Secured Creditors and (y) the aggregate principal amount of all such promissory notes and Intercompany Notes so transferred or contributed does not exceed $240.0 million.

          "Existing A Term Loan Borrowing" shall have the meaning provided in Section 1.01(E).

          "Foreign Holdco" shall mean, on and after the formation thereof, a direct Wholly-Owned Foreign Subsidiary of the Borrower organized under the laws of a jurisdiction reasonably satisfactory to the Administrative Agent.

          "Non-Consenting A Term Lender" shall mean each Lender that is not a Consenting A Term Lender.

          "Qualified Offering" shall mean a bona fide underwritten sale to the public of Holdings Common Stock pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of Holdings or any of its Subsidiaries, as the case may be) that is declared effective by the SEC, which sale results in gross cash proceeds (exclusive of underwriter's discounts and commissions and other expenses) of at least $100,000,000, provided that for purposes of the definition of "Change of Control", the amount of such required gross cash proceeds shall instead be equal to $150,000,000.

          "Scheduled B Repayment" shall have the meaning provided in Section 4.02(A)(b)(iv).

          "Second Amendment" shall mean the Second Amendment and Consent to Credit Agreement and Consent to Security Agreement, dated as of October 7, 2003.

10

          "Second Amendment Effective Date" shall have the meaning provided in the Second Amendment.

          "Total B Term Loan Commitment" shall mean, at any time, the sum of the B Term Loan Commitments of each of the Lenders at such time.

          "U.S. Subsidiary Guarantor" shall mean (i) each Wholly-Owned U.S. Subsidiary of Holdings as of the Initial Borrowing Date (other than the Borrower) and (ii) each other Wholly-Owned U.S. Subsidiary of Holdings created, established or acquired after the Initial Borrowing Date which executes and delivers a U.S. Subsidiary Guaranty, unless and until such time as the respective U.S. Subsidiary ceases to constitute a U.S. Subsidiary or is released from all of its obligations under its U.S. Subsidiary Guaranty in accordance with the terms and provisions thereof.

          "U.S. Subsidiary Guaranty" shall have the meaning provided in Section 5A.11.

        47.   The Credit Agreement is hereby further amended by (i) changing each reference to "Subsidiary Guarantor" or "Subsidiary Guarantors" appearing in Sections 5A.10, 5A.11, 6.25 or 8.04(c), to "U.S. Subsidiary Guarantor" or "U.S. Subsidiary Guarantors", as the case may be, and (ii) changing each reference to "Subsidiary Guaranty" appearing in Sections 5A.11, 6.25, 7.15 or 8.15(a) to "U.S. Subsidiary Guaranty".

        48.   By executing a counterpart of this Second Amendment, each Lender consents to, and agrees to be bound by, the Acknowledgment and Agreement, dated as of February 4, 2003, made by the Collateral Agent and attached to this Second Amendment as Annex III (the "Acknowledgement Agreement"), pursuant to which, among other things, the Collateral Agent acknowledged that the Security Agreement does not create a security interest in, and the Collateral Agent is not entitled to assert a claim in respect of, the VFP Contract Payments (as defined in the Acknowledgement Agreement) or the equipment sold pursuant to the Borrower's Vendor Financing Program.

        49.   By executing a counterpart of this Second Amendment, each Lender hereby authorizes the Collateral Agent to enter into an acknowledgment agreement substantially similar to the Acknowledgement Agreement attached hereto as Annex III, in connection with an Alternate Vendor Financing Program to be established by the Foreign Subsidiaries of the Borrower.

        50.   Exhibit A-1 to the Credit Agreement is hereby amended by inserting the text "[B Term Loans]" immediately after the text "[A-2 Term Loans]" in said Exhibit.

        51.   The Credit Agreement is hereby further amended by adding Exhibit B-6 thereto in the form of Exhibit B-6 attached hereto.

        52.   Exhibit K to the Credit Agreement is hereby amended by deleting same in its entirety and inserting in lieu thereof a new Exhibit K in the form of Exhibit K attached hereto.

        53.   Annex I to the Credit Agreement is hereby amended by deleting same in its entirety and inserting in lieu thereof a new Annex I in the form of Annex I attached hereto.

        54.   Notwithstanding anything to the contrary contained in Section 3.9 of the Security Agreement, each Lender hereby agrees that each Assignor (as defined in the Security Agreement) maintaining a primary operating account as of the date of this Second Amendment shall have (with respect to such accounts) until November 3, 2003 to comply with the perfection requirements set forth in the second and third sentences of said Section 3.9.

II.    Miscellaneous Provisions.

        1.     In order to induce the Lenders to enter into this Second Amendment, each of Holdings and the Borrower hereby represents and warrants that (i) no Default or Event of Default exists as of the Second Amendment Effective Date after giving effect to this Second Amendment, (ii) all of the

11

representations and warranties contained in the Credit Agreement or the other Credit Documents are true and correct in all material respects on the Second Amendment Effective Date after giving effect to this Second Amendment, with the same effect as though such representations and warranties had been made on and as of the Second Amendment Effective Date (it being understood that any representation or warranty made as of a specific date shall be true and correct in all material respects as of such specific date) and (iii) concurrently with the effectiveness of this Second Amendment, the proceeds of the Additional B Term Loans shall be immediately applied by the Borrower to repay all outstanding A-1 Term Loans and A-2 Term Loans of Non-Consenting A Term Lenders (if any).

        2.     This Second Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement, the Security Agreement or any other Credit Document.

        3.     This Second Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Borrower and the Administrative Agent.

        4.     THIS SECOND AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

        5.     This Second Amendment shall become effective on the date (the "Second Amendment Effective Date") when each of the following conditions shall have been satisfied:

          (i)    Holdings, the Borrower, each other Credit Party, Lenders constituting the Superequired Lenders, Lenders constituting the Majority Lenders with respect to the A-3 Term Loans and each Lender with a B Term Loan Commitment and/or converting A-1 Term Loans and/or A-2 Term Loans into Converted B Term Loans pursuant to the A Term Loan Conversion shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile transmission) the same to White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036 Attention: May Yip (facsimile number 212-354-8113);

          (ii)   there shall have been delivered to the Administrative Agent for the account of each Consenting A Term Lender and each Lender with a B Term Loan Commitment which has requested same, an appropriate B Term Note executed by the Borrower in each case in the amount, maturity and otherwise as provided in the Credit Agreement;

          (iii)  (x) all accrued and unpaid interest on all A-1 Term Loans and A-2 Term Loans shall have been paid in full and (y) the principal of all outstanding A-1 Term Loans and A-2 Term Loans of Non-Consenting A Term Lenders shall have been repaid in full; and

          (iv)  all fees required to be paid to each Non-Consenting A Term Lender pursuant to Section 3.01(e) of the Credit Agreement shall have been paid to the Administrative Agent for distribution to the Non-Consenting A Term Lenders;

provided however, that upon the occurrence of the Second Amendment Effective Date the consent in Part I, Section 54 hereof shall be deemed to have been effective as of October 3, 2003.

        6.     By executing and delivering a copy hereof, each Credit Party hereby (i) agrees that all Loans (including, without limitation, the B Term Loans) shall be fully guaranteed pursuant to the Holdings Guaranty and the Subsidiary Guaranty in accordance with the terms and provisions thereof and shall be fully secured pursuant to the Security Documents and (ii) consents to Section 54 of this Second Amendment.

12

        7.     So long as the Second Amendment Effective Date occurs, the Borrower shall pay to the Administrative Agent (for the account of each Consenting A Term Lender) a consent fee equal to 1.00% of the aggregate Principal Amount of such Consenting A Term Lender's A-1 Term Loans and A-2 Term Loans outstanding on the Second Amendment Effective Date (prior to giving effect to the conversion thereof on such date pursuant to Section 1.01(E) of the Credit Agreement). All fees payable pursuant to the immediately preceding sentence shall be paid to the Administrative Agent within one Business Day after the later of the dates specified in the definition of "Consenting A Term Lender" contained in the Credit Agreement and shall be distributed by the Administrative Agent to the relevant Consenting A Term Lenders in the amounts required by the immediately preceding sentence.

        8.     From and after the Second Amendment Effective Date, all references in the Credit Agreement and each of the other Credit Documents to the Credit Agreement and the Security Agreement shall be deemed to be references to the Credit Agreement or the Security Agreement, as the case may be, as modified hereby.

*    *    *

13

        IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

DADE BEHRING HOLDINGS, INC.
By:
Name: Title:
DADE BEHRING INC.
By:
Name: Title:
DEUTSCHE BANK AG, NEW YORK BRANCH, Individually and as Administrative Agent
By:
Name: Title:
By:
Name: Title:

14

SIGNATURE PAGE TO THE SECOND AMENDMENT TO CREDIT AGREEMENT, DATED AS OF OCTOBER 7, 2003, AMONG DADE BEHRING HOLDINGS, INC., DADE BEHRING INC., VARIOUS FINANCIAL INSTITUTIONS, DEUTSCHE BANK SECURITIES INC., AS LEAD ARRANGER AND LEAD BOOK RUNNER, GENEREAL ELECTRIC CAPITAL CORPORATION AND THE ROYAL BANK OF SCOTLAND PLC, AS SYNDICATION AGENTS, AND DEUTSCHE BANK AG, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT
[NAME OF INSTITUTION]

By:
Name: Title:

15

        Each of the undersigned, each being a Subsidiary Guarantor under, and as defined in, the Credit Agreement referenced in the foregoing Second Amendment, hereby consents to the entering into of the Second Amendment and agrees to the provisions thereof (including, without limitation, Part II, Section 6 thereof).

DADE MICROSCAN INC. DADE FINANCE, INC. SYVA DIAGNOSTICS HOLDING COMPANY SYVA COMPANY SYVA CHILDCARE INC. CHIMERA RESEARCH AND CHEMICAL, INC.
By:
Name: Title:

16

ANNEX I

LIST OF LENDERS

Lender	Converted B Term Loans	B Term Loan Commitment	B Term Loan Borrowing Amount	Revolving Loan Commitment
AG CAPITAL FUNDING	$4,166,666.61	$0.00	$4,166,666.61	$0.00
ALLSTATE—AIMCO CDO 2000-A	$1,666,666.67	$0.00	$1,666,666.67	$0.00
ALLSTATE—AIMCO CLO 2001-A	$1,250,000.00	$0.00	$1,250,000.00	$0.00
ALLSTATE LIFE	$6,249,744.94	$0.00	$6,249,744.94	$0.00
AMEX—CENTURION CDO II	$833,248.35	$0.00	$833,248.35	$1,000,000.00
AMEX—CENTURION CDO III	$0.00	$0.00	$0.00	$500,000.00
AMEX—CENTURION VI	$1,666,496.69	$0.00	$1,666,496.69	$0.00
AMEX—KZH CYPRESSTREE-1	$1,249,872.52	$0.00	$1,249,872.52	$0.00
AMEX—KZH ING-2 LLC	$1,874,808.77	$0.00	$1,874,808.77	$0.00
AMEX—KZH STERLING LLC	$2,291,432.94	$0.00	$2,291,432.94	$0.00
AMEX—SEQUILS—CENTURION V	$833,248.35	$0.00	$833,248.35	$1,000,000.00
ANGELO GORDON—NORTHWOODS	$4,166,666.67	$0.00	$4,166,666.67	$0.00
ANGELO GORDON—NORTHWOODS II	$4,166,666.67	$0.00	$4,166,666.67	$0.00
ANGELO GORDON—NORTHWOODS III	$4,166,666.67	$0.00	$4,166,666.67	$0.00
ANTARES—MARINER CDO 2002	$4,166,666.67	$0.00	$4,166,666.67	$0.00
ANTARES CAPITAL	$4,166,666.67	$0.00	$4,166,666.67	$7,500,000.00
ARES II	$482,659.10	$0.00	$482,659.10	$0.00
ARES IV	$3,749,830.02	$0.00	$3,749,830.02	$0.00
ARES V	$3,749,830.02	$0.00	$3,749,830.02	$0.00
ARES VI CLO LTD.	$3,749,872.52	$0.00	$3,749,872.52	$0.00
ARES VII CLO LTD.	$3,749,957.50	$0.00	$3,749,957.50	$0.00
BABSON—APEX(IDM)	$4,166,666.67	$0.00	$4,166,666.67	$0.00
BABSON—ELC	$1,944,246.14	$0.00	$1,944,246.14	$0.00
BABSON—ELC (CAY) 1999-I	$2,500,000.00	$0.00	$2,500,000.00	$0.00
BABSON—ELC (CAY) 1999-II	$1,944,246.13	$0.00	$1,944,246.13	$0.00
BABSON—ELC (CAY) 1999-III	$1,944,246.13	$0.00	$1,944,246.13	$0.00
BABSON—ELC (CAY) 2000-1	$2,500,000.00	$0.00	$2,500,000.00	$0.00
BABSON—TRYON CLO	$2,500,000.00	$0.00	$2,500,000.00	$0.00
BABSON CLO LTD. 2003-1	$1,627,483.51	$0.00	$1,627,483.51	$0.00
BLACKROCK—MAGNETITE IV	$4,166,666.67	$0.00	$4,166,666.67	$0.00
BLACKROCK—MAGNETITE V	$2,499,745.03	$0.00	$2,499,745.03	$0.00
BLACKROCK—SENIOR LOAN FUND	$833,333.34	$0.00	$833,333.34	$0.00
BLACKROCK—SENIOR LOAN TRUST	$1,666,666.67	$0.00	$1,666,666.67	$0.00
BLACKROCK—MAGNETITE	$5,000,000.00	$0.00	$5,000,000.00	$0.00
BLACKROCK—MAGNETITE III	$833,333.34	$0.00	$833,333.34	$0.00
BLACKSTONE—HANOVER SQUARE	$6,249,787.53	$0.00	$6,249,787.53	$0.00
CIGNA—STANWICH LOAN	$3,333,248.35	$0.00	$3,333,248.35	$0.00
CIGNA—TRUMBULL	$1,249,872.52	$0.00	$1,249,872.52	$0.00
CITIGROUP FINANCE. PRODUCTS INC	$2,499,830.03	$0.00	$2,499,830.03	$0.00
CREDIT LYONNAIS—LCM I LTD	$2,617,051.46	$0.00	$2,617,051.46	$0.00
DENALI—DENALI CAP CLO I	$2,083,333.33	$0.00	$2,083,333.33	$0.00
DENALI CAP CLO III	$3,333,163.36	$0.00	$3,333,163.36	$0.00
DENALI CAPITAL CLO II, LTD.	$2,916,666.67	$0.00	$2,916,666.67	$0.00
DEUTSCHE BANK AG, NEW YORK BRANCH	$833,333.34	$0.00	$833,333.34	$50,000,000.00
EATON VANCE—TOLLI & CO.	$1,308,392.27	$0.00	$1,308,392.27	$0.00
EATON VANCE GRAYSON & CO	$4,710,212.19	$0.00	$4,710,212.19	$0.00
EATON VANCE INST'L SENIOR	$436,175.24	$0.00	$436,175.24	$0.00
EATON VANCE LIMITED DURATION	$4,572672.68	$0.00	$4,572672.68	$0.00
FLEET—FLAGSHIP CLO II	$2,083,333.33	$0.00	$2,083,333.33	$0.00
FLEET—FLAGSHIP CLO-2001-1	$2,083,333.33	$0.00	$2,083,333.33	$0.00
GE CAPITAL	$29,166,666.67	$0.00	$29,166,666.67	$15,000,000.00
GOLDENTREE HIGH YIELD OPP 1 LP	$6,641,201.77	$0.00	$6,641,201.77	$0.00
GOLDENTREE HY 2	$6,641,201.77	$0.00	$6,641,201.77	$0.00
GOLDENTREE LOAN OPP I	$10,882,988.28	$0.00	$10,882,988.28	$0.00
HARCH CLO I	$2,500,000.00	$0.00	$2,500,000.00	$0.00
INVESCO—AIM FLOATING RATE	$1,964,285.72	$0.00	$1,964,285.72	$0.00
INVESCO—AMARA-1	$436,507.94	$0.00	$436,507.94	$0.00
INVESCO—AMARA-2	$436,507.94	$0.00	$436,507.94	$0.00
INVESCO—AVALON CAPITAL	$2,182,539.68	$0.00	$2,182,539.68	$0.00
INVESCO—AVALON CAPITAL II	$2,619,047.61	$0.00	$2,619,047.61	$0.00
INVESCO—CHARTER VIEW PORT	$7,301,077.36	$0.00	$7,301,077.36	$0.00
INVESCO—DCP	$218,253.97	$0.00	$218,253.97	$0.00
INVESCO—OASIS	$654,761.90	$0.00	$654,761.90	$0.00
INVESCO—SARATOGA CLO I, LTD	$2,599,163.85	$0.00	$2,599,163.85	$0.00
INVESCO—SEQUILS LIBERTY	$2,579,280.10	$0.00	$2,579,280.10	$0.00
KATONAH I	$4,166,581.68	$0.00	$4,166,581.68	$0.00
KATONAH II, LTD	$4,166,581.68	$0.00	$4,166,581.68	$0.00
KATONAH III, LTD	$4,166,666.67	$0.00	$4,166,666.67	$0.00
KATONAH IV, LTD	$4,166,666.67	$0.00	$4,166,666.67	$0.00
KATONAH V, LTD.	$2,916,369.21	$0.00	$2,916,369.21	$0.00
LONG LANE IV	$5,416,666.67	$0.00	$5,416,666.67	$0.00
MASS MUTUAL—BILL & MELINDA	$208,333.33	$0.00	$208,333.33	$0.00
MASS MUTUAL—MAPLEWOOD	$833,333.34	$0.00	$833,333.34	$0.00

MASS MUTUAL—SUFFIELD CLO LTD	$1,250,000.00	$0.00	$1,250,000.00	$0.00
MASS MUTUAL LIFE	$208,333.33	$0.00	$208,333.33	$0.00
MOUNTAIN CAP CLO 1	$2,499,745.03	$0.00	$2,499,745.03	$0.00
MOUNTAIN CAPITAL CLO II, LTD	$2,499,745.03	$0.00	$2,499,745.03	$0.00
NEW YORK LIFE—ELF III	$2,500,000.00	$0.00	$2,500,000.00	$0.00
NY LIFE INS & ANN	$4,166,666.67	$0.00	$4,166,666.67	$0.00
NYLIM FLATIRON CLO 2003	$2,500,000.00	$0.00	$2,500,000.00	$0.00
OPPENHEIMER—HARBOURVIEW V	$2,083,120.86	$0.00	$2,083,120.86	$0.00
OPPENHEIMER HARBOURVIEW CLO IV	$1,666,666.67	$0.00	$1,666,666.67	$0.00
OPPENHEIMER SR FLTG RTE FD	$2,083,120.86	$0.00	$2,083,120.86	$0.00
PACIFICA PARTNERS I, L.P.	$4,166,666.67	$0.00	$4,166,666.67	$0.00
PATRIARCH—AERIES-II	$1,091,269.84	$0.00	$1,091,269.84	$0.00
PPM SHADOW CREEK FUNDING LLC	$3,333,333.33	$0.00	$3,333,333.33	$0.00
PPM SPYGLASS FUNDING	$3,333,333.33	$0.00	$3,333,333.33	$0.00
RAMIUS CAPITAL—RCG ENDEAVOUR	$4,283,451.22	$0.00	$4,283,451.22	$0.00
ROYAL BK SCOTLAND	$16,666,666.67	$0.00	$16,666,666.67	$20,000,000.00
SANKATY—BRANT POINT 1999-1	$833,248.35	$0.00	$833,248.35	$0.00
SANKATY—BRANT POINT II	$833,248.35	$0.00	$833,248.35	$0.00
SANKATY—CASTLE HILL II	$3,333,333.33	$0.00	$3,333,333.33	$0.00
SANKATY—G.P. CLO 1999-1 LTD	$2,083,333.33	$0.00	$2,083,333.33	$0.00
SANKATY—RACE POINT	$3,125,000.00	$0.00	$3,125,000.00	$0.00
SANKATY—RACE POINT II CLO	$3,332,993.37	$0.00	$3,332,993.37	$0.00
SANKATY HIGH YIELD PARTNERS II	$872,261.52	$0.00	$872,261.52	$0.00
SANKATY—HARBOUR TOWN FDG LLC	$2,708,333.33	$0.00	$2,708,333.33	$0.00
SPCP GROUP, LLC	$0.00	$0.00	$0.00	$30,000,000.00
STANFIELD—CLO, LTD.	$1,666,496.69	$0.00	$1,666,496.69	$0.00
STANFIELD—RMF TRANSATLANTIC	$1,666,496.69	$0.00	$1,666,496.69	$0.00
STANFIELD—WINDSOR LOAN	$4,166,241.72	$0.00	$4,166,241.72	$0.00
STANFIELD ARBITRAGE CDO	$4,582,865.90	$0.00	$4,582,865.90	$0.00
STANFIELD CARRERA	$2,499,745.03	$0.00	$2,499,745.03	$0.00
STANFIELD QUATTRO CLO, LTD.	$2,499,745.03	$0.00	$2,499,745.03	$0.00
STANFIELD—HAMILTON CDO	$2,916,369.21	$0.00	$2,916,369.21	$0.00
STANFIELD—SUNAMERICA SNR FLT	$833,248.35	$0.00	$833,248.35	$0.00
STEIN ROE—FLOATING RATE	$1,666,666.67	$0.00	$1,666,666.67	$0.00
SUNAMERICA LIFE	$2,500,000.00	$0.00	$2,500,000.00	$0.00
TORONTO DOM (NY)	$2,500,000.00	$0.00	$2,500,000.00	$0.00
UBS AG, STAMFORD	$833,248.35	$0.00	$833,248.35	$0.00
VKM SENIOR LOAN FUND	$13,381,173.57	$0.00	$13,381,173.57	$0.00
VKM SNR INC TRT	$12,022,504.92	$0.00	$12,022,504.92	$0.00

Total:	$360,888,064.64	$0.00	$360,888,064.64	$125,000,000.00

ANNEX II

Dade Behring Ltd. (United Kingdom)

Dade Behring AG (Switzerland)

Dade Behring BV (Netherlands)

Dade Behring Ltd. (Japan)

ANNEX III

ACKNOWLEDGMENT AND AGREEMENT

        ACKNOWLEDGMENT AND AGREEMENT, dated as of February 4, 2003, made by Deutsche Bank AG, New York Branch, as Collateral Agent (the "Collateral Agent") under the Security Agreement referred to below, for the benefit of the Secured Creditors (this "Agreement"). Except as otherwise defined herein, terms used herein and defined in the Credit Agreement referred to below shall be used herein as therein defined.

W I T N E S S E T H:

        WHEREAS, Dade Behring Holdings, Inc. ("Holdings"), Dade Behring Inc. (the "Borrower"), the lenders from time to time party thereto (each, a "Lender" and, collectively, the "Lenders"), Deutsche Bank Securities Inc., as Lead Arranger and Lead Book Runner, Deutsche Bank AG, New York Branch, as Administrative Agent, and General Electric Capital Corporation and The Royal Bank of Scotland PLC as Syndication Agents, have entered into a Credit Agreement, dated as of October 3, 2002 (as amended, modified and/or supplemented from time to time, the "Credit Agreement"), providing for the making of Loans to the Borrower and the issuance of, and participation in, Letters of Credit for the account of the Borrower, all as contemplated therein;

        WHEREAS, as a condition precedent to the making of the Loans to the Borrower and the issuance of, and participation in, Letters of Credit for the account of the Borrower under the Credit Agreement, the Borrower, Holdings and certain other Subsidiaries of the Borrower (each, an "Assignor", and, together with any other entity that becomes a party thereto, the "Assignors") have entered into a Security Agreement, dated as of October 3, 2002 (as amended, modified or supplemented from time to time, the "Security Agreement"), providing for the granting of certain security interests by the Assignors to the Collateral Agent for the benefit of the Secured Creditors;

        WHEREAS, under the terms of the Credit Agreement, the Borrower and its Domestic Subsidiaries may from time to time enter into a vendor financial services program as further described below (each, a "Vendor Financing Program") with a financial institution, including but not limited to, General Electric Capital Corporation (each, a "VFP Institution") pursuant to which the Borrower and/or such Subsidiary (i) sells instruments and related equipment (collectively, the "Equipment") to such VFP Institution, (ii) enters into contracts (each, a "Bundled Contract" and, collectively, the "Bundled Contracts") with third party customers of the Borrower and/or such Subsidiary (the "Third Party Customers") for the lease, service and maintenance of such Equipment and the sale of reagents and other products used in the operation of such Equipment and (iii) assigns to such VFP Institution all right, title and interest in the receivables under such Bundled Contracts that relate to (and only to) the lease, servicing and maintenance of such Equipment being financed by such VFP Institution (each such assigned interest under a Bundled Contract, an "Assigned Portion");

        WHEREAS, in connection with any such Vendor Financing Program, a Third Party Customer may from time to time remit payments to the Borrower and/or its Domestic Subsidiaries representing payments relating to the Assigned Portion of a Bundled Contract (the "VFP Contract Payments"); and

        WHEREAS, the Borrower has requested that the Collateral Agent acknowledge certain matters relating to the security interests granted by the Assignors to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Agreement and enter into the agreements as herein provided;

        NOW, THEREFORE, IT IS AGREED:

        1.    Absence of Security Interest or Claim.    The Collateral Agent hereby acknowledges that (i) the VFP Contract Payments from time to time held by the Assignors do not constitute Collateral under, and as defined in, the Security Agreement, (ii) the Security Agreement does not grant to the Collateral Agent for the benefit of the Secured Creditors a security interest in such VFP Contract Payments and

(iii) the Collateral Agent has no right, interest or claim (hereinafter referred to as a "Claim") in or to any such VFP Contract Payments pursuant to the Security Agreement or otherwise.

        2.    Additional Agreements.    The Collateral Agent hereby agrees (i) not to assert any Claim to any VFP Contract Payment under any circumstances, including the bankruptcy of the Borrower or any other Assignor, and (ii) to remit to a VFP Institution any monies received by the Collateral Agent in respect of any VFP Contract Payment owing to such VFP Institution.

        3.    Repossession, etc.    The Collateral Agent hereby agrees that (i) in the event of any default by a Third Party Customer under any Bundled Contract, a VFP Institution may exercise its right or power to take possession of the Equipment under, and in accordance with the terms of, such Bundled Contract and (ii) if the Collateral Agent obtains possession of the Equipment subject to a Bundled Contract pursuant to the Security Agreement or otherwise, a VFP Institution shall be entitled to repossess such Equipment in accordance with the terms of such Bundled Contract, without retention of any Claims by the Secured Creditors.

        4.    Authority.    Deutsche Bank AG, New York Branch is authorized in its capacity as Collateral Agent under the Security Agreement to execute this Agreement on behalf of the Secured Creditors. Deutsche Bank AG, New York Branch acknowledges that it is executing this Agreement in its capacity as Collateral Agent under the Security Agreement and, in such capacity, intends to be bound, and intends any successor to it in its capacity as Collateral Agent under the Security Agreement to be bound, by this Agreement.

        5.    Reliance.    This Agreement may be relied upon by each VFP Institution in connection with a Vendor Financing Program.

        6.    Limited Agreement.    This Agreement is limited as specified and shall not constitute an acknowledgment of any other provision of the Credit Agreement or any other Credit Document.

        7.    Headings Descriptive.    The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision hereof.

        8.    Governing Law.    This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the law of the State of New York.

DEUTSCHE BANK AG, NEW YORK BRANCH, as Collateral Agent
By
Name: Title:

2

EXHIBIT B-6

FORM OF B TERM NOTE

$	New York, New York

        FOR VALUE RECEIVED, DADE BEHRING INC., a Delaware corporation (the "Borrower"), hereby promises to pay to                        or its registered assigns (the "Lender"), in lawful money of the United States of America in immediately available funds, at the appropriate Payment Office (as defined in the Agreement referred to below) initially located at 90 Hudson Street, Jersey City, NJ 07302 on the B Term Loan Maturity Date (as defined in the Agreement) the principal sum of                        DOLLARS ($                        ) or, if less, the unpaid principal amount of all B Term Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement.

        The Borrower promises also to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in Section 1.08 of the Agreement. All payments pursuant to this Note shall be made in accordance with requirements of Sections 4.03 and 4.04 of the Agreement.

        This Note is one of the B Term Notes referred to in the Credit Agreement, dated as of October 3, 2002, among Dade Behring Holdings, Inc., the Borrower, the financial institutions from time to time party thereto (including the Lender), Deutsche Bank Securities Inc., as Lead Arranger and Lead Book Runner, Deutsche Bank AG, New York Branch, as Administrative Agent, and General Electric Capital Corporation and The Royal Bank of Scotland PLC, as Syndication Agents (as amended, modified, restated and/or supplemented from time to time, the "Agreement") and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement). This Note is secured by the Security Documents (as defined in the Agreement) and is entitled to the benefits of the Guaranties (as defined in the Agreement). This Note is subject to voluntary prepayment and mandatory repayment prior to the B Term Loan Maturity Date, in whole or in part, as provided in the Agreement.

        In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Agreement.

        The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

        THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

DADE BEHRING INC.
By
Title:

EXHIBIT K

FORM OF ASSIGNMENT
AND
ASSUMPTION AGREEMENT(1)

        This Assignment and Assumption Agreement (the "Assignment"), is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the "Assignor") and [[the] [each] Assignee identified in item [2] [3] below ([the] [each an] "Assignee"). [It is understood and agreed that the rights and obligations of such Assignee hereunder are several and not joint]. Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex I hereto (the "Standard Terms and Conditions") are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

        For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the][each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor's rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor's outstanding rights and obligations under the respective Tranches identified below (including, to the extent included in any such Tranches, Letters of Credit and Swingline Loans) (the "Assigned Interest"). [Such] [Each] sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:
[2.	Assignee:	](2)
[2.][3.]	Credit Agreement:
Credit Agreement, dated as of October 3, 2002, among Dade Behring Holdings, Inc., the Borrower, the lending institutions from time to time party thereto, Deutsche Bank Securities Inc., as Lead Arranger and Lead Book Runner, Deutsche Bank AG, New York Branch, as Administrative Agent, and General Electric Capital Corporation and The Royal Bank of Scotland PLC, as Syndication Agents (such Credit Agreement, as in affect on the date of this Assignment, being herein called the "Credit Agreement").

(1)
This form of Assignment and Assumption Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.

(2)
Item 2 should list the Assignee if the form is used for a single Assignee. In the case of an assignment to funds managed by the same or related investment managers, the Assignees should be listed in the table under bracketed item 3.

[3.        Assigned Interest:(3)

	Tranche Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage of Assigned Commitment/ Loans(4)
[Name of Assignee]		[$][€]	[$][€]	%
[Name of Assignee]		[$][€]	[$][€]	%]

[4.        Assigned Interest:(5)

Tranche Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage of Assigned Commitment/ Loans(6)
Revolving Loan Commitment/ Revolving Loans	[$][€]	[$][€]	%
A-1 Term Loans	$	$	%
A-2 Term Loans	$	$	%]
A-3 Term Loans	€	€	%]
B Term Loans	$	$	%]

(3)
Insert this chart if this Form of Assignment and Acceptance is being used for assignment to funds managed by the same or related investment managers.

(4)
Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder for the respective Tranche.

(5)
Insert this chart if this Form of Assignment and Acceptance is being used by a Lender for an assignment to a single Assignee.

(6)
Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

[5.][6.]	Rate of Interest to the Assignee:	As set forth in Section 1.08 of the Credit Agreement (unless otherwise agreed to by the Assignor and the Assignee).(7)
[6.][7.]	Commitment Fee to the Assignee:	As set forth in Section 3.01(a) of the Credit Agreement (unless otherwise agreed to by the Assignor and the Assignee).(8)
[7.][8.]	Letter of Credit Fee to the Assignee:	As set forth in Section 3.01(b) of the Credit Agreement (unless otherwise agreed to by the Assignor and the Assignee).(9)
Effective Date , , 200 .		Payment Instructions:

Attention:
Reference:
Address for Notices:

Relationship Contact:

(7)
The Borrower and the Administrative Agent shall direct the entire amount of the interest to the Assignee at the rate set forth in Section 1.08 of the Credit Agreement, with the Assignor and Assignee effecting any agreed upon sharing of interest through payments by the Assignee to the Assignor.

(8)
Insert "Not Applicable" in lieu of text if no portion of the Total Revolving Loan Commitment is being assigned. Otherwise, the Borrower and the Administrative Agent shall direct the entire amount of the Commitment Fee to the Assignee at the rate set forth in Section 3.01(a) of the Credit Agreement, with the Assignor and the Assignee effecting any agreed upon sharing of the Commitment Fee through payment by the Assignee to the Assignor.

(9)
Insert "Not Applicable" in lieu of text if no portion of the Total Revolving Loan Commitment is being assigned. Otherwise, the Borrower and the Administrative Agent shall direct the entire amount of the Letter of Credit Fees to the Assignee at the rate set forth in Section 3.01(b) of the Credit Agreement, with the Assignor and the Assignee effecting any agreed upon sharing of the Letter of Credit Fees through payment by the Assignee to the Assignor.

3

        The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]		ASSIGNEE(10) [NAME OF ASSIGNEE]
By:		By:
	Name: Title:		Name: Title:
[Consented to and](11) Accepted: DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent
By:
Name: Title:
By:
Name: Title:
[DADE BEHRING INC.
By:
Name: Title:](12)
[[NAME OF EACH LETTER OF CREDIT ISSUER], as Letter of Credit Issuer
By:
Name: Title:](13)
[DEUTSCHE BANK AG, NEW YORK BRANCH, as Swingline Lender
By:
Name: Title:
By:
Name: Title:(14)

(10)
Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

(11)
Insert only if assignment is being made pursuant to Section 12.04(b)(y) of the Credit Agreement.

(12)
Insert only if (i) no Event of Default or Default under Section 9.01 or 9.05 of the Credit Agreement is then in existence, (ii) assignment is being made pursuant to 12.04(b)(y) of the Credit Agreement and (iii) assignment is not being made within four weeks of the Initial Borrowing Date and as part of the primary syndication of the Loans and Commitments.

(13)
Insert for any assignment of a Revolving Loan Commitment pursuant to clause (x) or (y) of Section 12.04(b) of the Credit Agreement.

(14)
Insert for any assignment of a Revolving Loan Commitment pursuant to clause (x) or (y) of Section 12.04(b) of the Credit Agreement.

4

ANNEX
TO EXHIBIT K

Dade Behring, Inc.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND
ASSUMPTION AGREEMENT

        1.    Representations and Warranties.

        1.1.    Assignor.    The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto, other than this Assignment, or any collateral thereunder, (iii) the financial condition of Holdings or any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Holdings or any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Documents.

        1.2.    Assignee.    [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Transferee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01(a) thereof as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision and (v) if it is organized under the laws of a jurisdiction outside the United States, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [each] Assignee; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent, the Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes each of, the Administrative Agent, the Syndication Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Syndication Agent, the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; (d) confirms that it is (I) a Lender, (II) a parent company and/or an affiliate of the Assignor which is at least 50% owned by the Assignor or its parent company, (III) in the event the Assignor is a fund that invests in bank loans, a fund that invests in bank loans and is managed by the same investment advisor of the Assignor or by an affiliate of such investment advisor or (IV) an Eligible Transferee under Section 12.04(b) of the Credit Agreement; [and] (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender[; and (f) attaches the forms described in Section 12.04(b) of the Credit Agreement].(15)

        2.    Payment.    From and after the Effective Date, the Administrative Agent shall make all payment in respect to the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

        3.    General Provisions.    This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(15)
Include bracketed language if the Assignee is organized under the laws of a jurisdiction outside the United States.

EXHIBIT 31.1

CERTIFICATION PURSUANT TO
SECTION 302 OF
THE SARBANES-OXLEY ACT OF 2002

        I, James W.P. Reid-Anderson, certify that:

        1.     I have reviewed this quarterly report on Form 10-Q of Dade Behring Holdings, Inc.;

        2.     Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

        3.     Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

        4.     The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

          a)    Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

          b)    Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

          c)     Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

        5.     The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

          a)    All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

          b)    Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: November 4, 2003	/s/ JAMES W.P. REID-ANDERSON James W.P. Reid-Anderson Chairman of the Board, President and Chief Executive Officer

EXHIBIT 31.2

CERTIFICATION PURSUANT TO
SECTION 302 OF
THE SARBANES-OXLEY ACT OF 2002

        I, John M. Duffey, certify that:

        1.     I have reviewed this quarterly report on Form 10-Q of Dade Behring Holdings, Inc.;

        2.     Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

        3.     Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

        4.     The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

          a)    Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

          b)    Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

          c)     Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

        5.     The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

          a)    All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

          b)    Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: November 4, 2003	/s/ JOHN M. DUFFEY John M. Duffey Senior Vice President and Chief Financial Officer

EXHIBIT 32.1

CERTIFICATE OF CHIEF EXECUTIVE OFFICER
PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002 (18 U.S.C. 1350)

        The undersigned, James W.P. Reid-Anderson, Chairman of the Board of Directors, President and Chief Executive Officer of Dade Behring Holdings, Inc. (the "Company") has executed this certification in connection with the filing with the Securities and Exchange Commission of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003 (the "Report").

        The undersigned hereby certifies that to his knowledge:

1.
The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

2.
The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

        IN WITNESS WHEREOF, the undersigned has executed this certification as of the 4th day of November, 2003.

/s/ JAMES W.P. REID-ANDERSON James W.P. Reid-Anderson Chairman of the Board of Directors, President and Chief Executive Officer

        This certification accompanies the Report pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and shall not, except to the extent required by the Sarbanes-Oxley Act of 2002, be deemed filed by the Company for purposes of Section 18 of the Exchange Act.

        A signed original of this written statement required by Section 906 of the Sarbanes-Oxley Act of 2002 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

EXHIBIT 32.2

CERTIFICATE OF CHIEF FINANCIAL OFFICER
PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002 (18 U.S.C. 1350)

        The undersigned, John M. Duffey, Senior Vice President and Chief Financial Officer of Dade Behring Holdings, Inc. (the "Company") has executed this certification in connection with the filing with the Securities and Exchange Commission of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003 (the "Report").

        The undersigned hereby certifies that to his knowledge:

1.
The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

2.
The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

        IN WITNESS WHEREOF, the undersigned has executed this certification as of the 4th day of November, 2003.

/s/ JOHN M. DUFFEY John M. Duffey Senior Vice President and Chief Financial Officer

        This certification accompanies the Report pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and shall not, except to the extent required by the Sarbanes-Oxley Act of 2002, be deemed filed by the Company for purposes of Section 18 of the Exchange Act.

        A signed original of this written statement required by Section 906 of the Sarbanes-Oxley Act of 2002 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

QuickLinks

APPLICABLE ONLY TO REGISTRANTS INVOLVED IN BANKRUPTCY PROCEEDINGS DURING THE PRECEDING FIVE YEARS
DADE BEHRING HOLDINGS, INC. SEPTEMBER 30, 2003 FORM 10-Q—TABLE OF CONTENTS
  PART I
  ITEM 1. FINANCIAL STATEMENTS.
Dade Behring Holdings, Inc. Condensed Consolidated Balance Sheets
Dade Behring Holdings, Inc. Condensed Consolidated Statements of Operations and Comprehensive Income
Dade Behring Holdings, Inc. Condensed Consolidated Statements of Operations and Comprehensive Income
Dade Behring Holdings, Inc. Condensed Consolidated Statement of Changes in Shareholders' Equity (Unaudited) (Dollars in millions, except share-related data)
Dade Behring Holdings, Inc. Condensed Consolidated Statements of Cash Flows
Dade Behring Holdings, Inc. Notes To Condensed Consolidated Financial Statements (unaudited)
Successor Company Condensed Consolidating Balance Sheet September 30, 2003
Successor Company Condensed Consolidating Balance Sheet December 31, 2002
Successor Company Condensed Consolidating Statement of Operations Quarter Ended September 30, 2003
Successor Company Condensed Consolidating Statement of Operations Nine-months Ended September 30, 2003
Predecessor Company Condensed Consolidating Statement of Operations Quarter Ended September 30, 2002
Predecessor Company Condensed Consolidating Statement of Operations Nine-months Ended September 30, 2002
Successor Company Condensed Consolidating Statement of Cash Flows Nine-months Ended September 30, 2003
Predecessor Company Condensed Consolidating Statement of Cash Flows Nine-months Ended September 30, 2002
  ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
  ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.
  ITEM 4. CONTROLS AND PROCEDURES.
  ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K.
SIGNATURE
EXHIBIT INDEX
  EXHIBIT 3.1
FIRST AMENDMENT AND CONSENT TO CREDIT AGREEMENT
  EXHIBIT B-5
FORM OF A-3 TERM NOTE
  EXHIBIT K
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT(1)
  ANNEX I
Dade Behring, Inc. CREDIT AGREEMENT STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION AGREEMENT
  EXHIBIT 3.2
SECOND AMENDMENT AND CONSENT TO CREDIT AGREEMENT AND CONSENT TO SECURITY AGREEMENT
  ANNEX I
LIST OF LENDERS
  ANNEX II
  ANNEX III
ACKNOWLEDGMENT AND AGREEMENT
  EXHIBIT B-6
FORM OF B TERM NOTE
  EXHIBIT K
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT(1)
  ANNEX TO EXHIBIT K
Dade Behring, Inc. CREDIT AGREEMENT STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION AGREEMENT
  EXHIBIT 31.1
CERTIFICATION PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002
  EXHIBIT 31.2
CERTIFICATION PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002
  EXHIBIT 32.1
CERTIFICATE OF CHIEF EXECUTIVE OFFICER PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002 (18 U.S.C. 1350)
  EXHIBIT 32.2
CERTIFICATE OF CHIEF FINANCIAL OFFICER PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002 (18 U.S.C. 1350)